EXHIBIT 10.6
LEASE
     THIS LEASE (“Lease”) is entered into as of the 11th day of September, 2003, by and between PANATTONI DEVELOPMENT COMPANY, LLC, a California limited liability company, whose address is 10255 W. Higgins, Suite 110, Rosemont, Illinois 60018 (together with its successors and assigns, “Landlord”) and COLEMAN CABLE, INC., a Delaware corporation, whose address is 1586 Lakeside Drive, Waukegan, Illinois 60085, and will be as of the Commencement Date, the Premises (as hereinafter defined) (together with its permitted successors and assigns, “Tenant”).
     1. AGREEMENT TO LEASE. Landlord hereby leases to Tenant, and Tenant hereby accepts and leases from Landlord, that building (the “Premises” or the “Building”) to be constructed on the real estate legally described on Exhibit A attached hereto and made a part hereof (the “Land”), which Building is located at the corner of Lakeside and Shields Drive, Waukegan, Illinois 60085, and which shall contain approximately Thirty Thousand One Hundred Seventy Five (30,175) rentable square feet, the plan for which is attached hereto as Exhibit B and made a part hereof (the Land, the Premises and other improvements now or hereafter contained on the Land are collectively referenced to herein as the “Property”) for the Term (as defined below). Not less than sixty (60) days prior to the Commencement Date (as hereinafter defined), Landlord shall submit in writing to Tenant the exact number of rentable square feet contained in the Building measured in accordance with the BOMA 1996 standards and otherwise consistent with usual and customary practice in Lake County, Illinois. Such calculations shall be subject to verification by Tenant and/or Tenant’s architect. Such exact determination shall be used, notwithstanding anything to the contrary contained in this Lease or in any Exhibit attached hereto to the contrary, in calculating Base Rent, Tenant Improvement Allowance as more specifically enumerated in the Work Letter (as hereinafter defined) and the Purchase Price set forth in Section 28.2 hereof. Accordingly, any such calculations of Base Rent, Tenant Improvement Allowance as more specifically enumerated in the Work Letter (as hereinafter defined), and the Purchase Price, including, but not limited to, the amounts enumerated in Exhibit D attached hereto, shall be recomputed by Landlord and Tenant in accordance with such exact calculations. In the event Landlord and Tenant cannot agree on the exact rentable square footage of the Premises, then Landlord and Tenant (or their respective representatives or architects) shall select a mutually agreeable independent architect to make a determination as to such exact calculations in accordance with the terms of this Lease, and such determination shall be final and binding on both Landlord and Tenant. Notwithstanding anything hereinabove contained to the contrary, the Premises shall be deemed for all purposes hereof to be Thirty Thousand One Hundred Seventy Five (30,175) rentable square feet unless it is ultimately determined in accordance with the provisions hereof that the Premises contain 29,875 rentable square feet or less or, conversely, 30,475 rentable square feet or more, in which event the actual number of rentable square feet as so determined shall be utilized.
     2. THE TERM. As used herein, the “Term” shall mean the period of time commencing on the Commencement Date and ending one hundred twenty (120) calendar months after the Commencement Date, provided that if the Commencement Date is not the first (1st) day of a calendar month, the Term shall end one hundred twenty (120) calendar months after the last day of the calendar month in which the Commencement Date occurs, unless extended or sooner terminated as provided herein, subject to the agreements herein contained. As used herein, the “Commencement Date” shall mean the Substantial Completion Date as defined in Section 6.1 of the Work Letter attached hereto as Exhibit C and made a part hereof (the “Work Letter”). In connection herewith the Commencement Date shall occur no later than June 1, 2004 (the “Target Date”) except that the Target Date shall be extended on a day for day basis upon timely notice to Tenant to the extent such extension is attributable to a Force Majeure Delay (not to exceed ninety (90) days) or Tenant Delay as defined in Section 6.2 of the Work Letter. Not less than sixty five (65) days prior to the Target Date, Landlord shall deliver written notice to Tenant whether the Building will be Substantially Complete by the Target Date. If Landlord is not thereafter able to achieve the Substantial Completion Date of the Building as defined in Section 6.1 of the Work Letter by July 1, 2004 then Landlord shall deliver, not less than sixty five (65) days prior to July 1, 2004, written notice to Tenant of such fact. If Landlord shall fail to timely deliver such notices to Tenant as set forth above, Landlord shall be responsible for Tenant’s increased base rent for Tenant’s holding over under Tenant’s lease for the premises located at 1586 S. Lakeside Drive, Waukegan, Illinois 60085. In accordance with the provisions contained in the Work Letter and this Lease, and with specific reference to the immediately foregoing sentence, notwithstanding anything herein contained to the contrary, if the Commencement Date does not occur by September 1, 2004, (the “Outside Date”), except that the Outside Date shall be extended on a day for day basis upon timely notice to Tenant to the extent such extension is attributable to a Tenant Delay as defined in Section 6.2 of the Work Letter. Tenant shall have the right to terminate this Lease upon written notice to Landlord and this Lease shall thereupon be null and void and neither party shall have any further rights or obligations under this Lease. If Landlord delivers the notices as set forth above informing Tenant that the Building will be Substantially Completed by either the Target Date or July 1, 2004 and the Building is not Substantially Completed by such dates, but instead the Building is Substantially Completed on a date other than the first (1st) day of June, July, or August then the parties agree that the Commencement Date shall occur on the seventh (7) business day after such date.
     3. RENT. Tenant shall pay Rent to Landlord at the office of Landlord or to such other person or at such other place as Landlord may designate, without offsets or deductions of any kind whatsoever, subject, however, to the otherwise applicable provisions hereof at the times and in the manner hereinafter set forth. As used herein “Rent” shall mean Base Rent (as defined below), Additional Rent (as defined below) and all other amounts to be paid by Tenant to Landlord under this Lease or the Work Letter, subject however, to the otherwise applicable provisions hereof.
     4. BASE RENT. Subject to the otherwise applicable provisions contained in the last sentence of Section 16.2 hereof, Base Rent shall begin to accrue and be payable on the date (the “Rent Commencement Date”) which is six (6) months following the Commencement Date and on the first day of each calendar month thereafter during the Term. The period of time between the Commencement Date and the Rent Commencement Date is referred to herein as the “Free Rent Period”. Tenant shall pay Base Rent in the respective amounts set forth on Exhibit D attached hereto and made a part hereof. The Base Rent payable for each Lease Year (as defined below) shall be paid in twelve (12) equal monthly installments, in advance, not later than the first (1st) day of each month, provided, however, that no payments shall accrue or be payable during the Free Rent Period. If the Rent Commencement Date is other than the first (1st) day of a calendar month, then the installment of Base Rent for such initial calendar month shall be prorated on a per diem basis for such fractional period and shall be paid on the Rent Commencement Date. As used herein, “Lease Year” shall mean each consecutive twelve (12) month period beginning with the Commencement Date, except that if the Commencement Date is other than the first (1st) day of a calendar month, then the first (1st) Lease Year shall be the period from the Commencement Date through the date twelve (12) months after the last day of the calendar month in which the Commencement Date occurs, and each subsequent Lease Year shall be the period of twelve (12) months following the last day of the prior Lease Year.
     5. ADDITIONAL RENT. In addition to paying the Base Rent specified in Section 4 hereof, Tenant shall pay as “Additional Rent” for the portion of the Term following the Free Rent Period the amounts determined as set forth below in this Section 5, provided, however, that Tenant shall at all times after the Commencement Date be directly responsible for the cost of electricity and natural gas service to the Premises as well as all telephone services required by Tenant.
     5.1 Definitions. As used in this Lease, the following terms shall have the following meanings:
     (a) “Calendar Year” shall mean the twelve (12) month period January through December of any year (or portion thereof) falling within the Term.
     (b) “Taxes” shall mean all real estate taxes and assessments and similar governmental charges, special or otherwise, direct or indirect, ordinary or extraordinary (including, without limitation, those levied or assessed by special taxing districts now or hereafter created) levied or assessed upon or with respect to the Property and any additions thereto or substitution therefor. “Taxes” shall also include all reasonable fees and costs incurred by Landlord in connection with reducing or limiting the increase in any Taxes, but only to the extent any reduction or limitation is obtained. “Taxes” shall not include inheritance, income, transfer or franchise taxes paid by Landlord. In determining the amount of Taxes for any Calendar Year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment which would have been required to have been paid during such year if Landlord had elected to have such special assessment paid over the maximum period of time permitted by law. Except as provided in the immediately preceding sentence, all references to Taxes for a particular Calendar Year shall be deemed to refer to Taxes levied, assessed or otherwise imposed for such year without regard to when such Taxes are payable.
     (c) “Operating Expenses” shall mean for any Calendar Year those costs or expenses reasonably incurred by or on behalf of Landlord, without duplication, for owning, managing, operating, maintaining and repairing the Property except for structural components of the Building, including, without limitation, the roof, roof membrane, roof covering (including interior ceiling if damaged by leaking attributable to any of the Structural Components), load-bearing walls and floor slabs and masonry walls and foundations (collectively, the “Structural Components”) and the HVAC Systems (as hereinafter defined) for which Landlord shall be solely responsible (and any costs therefor shall not be deemed to be Operating Expenses, except usual and customary periodic inspections and routine maintenance to the roof, roof membrane and roof covering and HVAC Systems shall be deemed Operating Expenses), including, without limitation: dues and other amounts payable to the Amhurst Lake Business Park Association; the cost of fire monitoring, security and security device systems for the Building, if any; snow and ice and trash removal; cleaning, sweeping, planting and landscaping, including replacements thereto; the cost of ordinary maintenance and repairs: (i) sewer, water, mechanical, electrical, sprinkler and other utility systems and equipment, (ii) heating, ventilating and air conditioning systems and equipment, parking lots, driveways and sidewalks on the Land, and exterior lighting systems and equipment, exclusively servicing the Building; utilities, fuel and water if not separately metered; exterior window cleaning; insurance carried by Landlord pursuant to Section 18 hereof unless otherwise stated in Section 18.1 hereof and applicable to the Property and not carried by Tenant; deductibles paid by Landlord under the insurance policies described above, provided said deductibles are commercially reasonable for properties similarly situated; exterior painting; management fees (not to exceed 3.5% of the Rent attributable to the Property; supplies; the reasonably proportionate cost of wages, salaries and benefits of all persons employed by Landlord at the level of property manager and below engaged in the operation, management, maintenance and repair of the Property; non-extraordinary legal and accounting expenses; and any other expense or charge which would be considered as an expense of owning, managing, operating, maintaining or repairing the Property. Notwithstanding anything herein to the contrary, Operating Expenses shall not include: costs or other items included within the meaning of the term “Taxes”; costs of tenant alterations to tenant space; attorneys’ fees incurred in connection with: (A) the formation and continued existence of Landlord, (B) any loans to Landlord relating to the Property, and (C) tenant leases, including, without limitation, negotiations with prospective tenants or enforcement actions against any tenant, and any other extraordinary attorneys fees not incurred in the ordinary course; marketing costs; the cost of capital expenditures, i.e., expenditures which in accordance with generally accepted accounting principles are not fully chargeable as a current expense in the year the expenditure is incurred (“Capital Expenditures”) except for the cost of resurfacing the parking areas, driveways and sidewalks on the Property but not more than once every six (6) years; and except as provided below; depreciation or amortization charges attributable to Capital Expenditures; interest and principal payments on mortgages; real estate brokerage and leasing commissions; and any other expenditures for which Landlord has been reimbursed other than hereunder. Notwithstanding the foregoing, the cost of any Capital Expenditures to the Property made after the date of this Lease which are intended to reduce Operating Expenses or which are required under any laws, statutes, codes, ordinances, or governmental rules, regulations or requirements, or judicial or administrative rules, orders or decrees (collectively, “Laws”) which were not applicable to the Property at the time it was constructed, amortized in accordance with generally accepted accounting principles, together with interest on the unamortized cost of any such improvements (at the prevailing construction loan rate available to Landlord on the date the cost of such improvements was incurred) shall be included in Operating Expenses. The cost of any Capital Expenditures made in connection with resurfacing the parking areas, driveways and sidewalks on the Property shall also be similarly amortized over the useful life thereof, with interest, as provided in the immediately preceding sentence, and included in Operating Expenses.
     5.2 Tax Amount. Tenant shall pay to Landlord as Rent, in addition to the Base Rent and the Operating Expense Amount (as defined below), the Taxes (the “Tax Amount”). Tenant shall pay to Landlord the Tax Amount with respect to each Calendar Year in monthly installments, at the same time and place as Base Rent is to be paid, in an amount estimated from time to time by Landlord by a written notice to Tenant (the “Estimated Tax Payments”). Landlord shall deliver to Tenant as soon as practical after the close of each Calendar Year (including the Calendar Year in which this Lease terminates) a statement showing the amount of the Taxes for such Calendar Year. Tenant hereby acknowledges that Landlord will not be able to deliver such statement until Landlord receives the real estate tax bills for each Calendar Year, which bills arc currently received six (6) to nine (9) months after the end of each Calendar Year. If the Estimated Tax Payments paid by Tenant during any Calendar Year are less than the Tax Amount for such Calendar Year, Tenant shall pay any deficiency to Landlord as shown by such statement within thirty (30) days after receipt of such statement. If the Estimated Tax Payments paid by Tenant during any Calendar Year exceed the Tax Amount due from Tenant for such Calendar Year, such excess shall be credited against payments next due hereunder. If no such payments are next due, such excess shall be refunded by Landlord.
     (a) Tenant may contest any Taxes in respect of the Property and attempt to obtain a reduction in the assessed valuation of the Property or otherwise for the purpose of reducing the same, however, Tenant agrees that Landlord shall have the right to join in such proceeding with Tenant. Landlord shall cooperate with Tenant and execute any document which may be reasonably necessary and proper for any proceeding in connection with the reduction of Taxes. If a tax reduction is obtained, there shall be a reduction in the Tax Amount due for the respective Calendar Year and any excess payments by Tenant in respect of the Tax Amount, to the extent of Tenant’s proportionate share of such refund, shall be refunded by Landlord, without interest, to Tenant as the refunds to which Landlord is entitled from a taxing authority with respect to such Calendar Year have been received by Landlord. Expenses incurred by Tenant shall be deducted from any tax reduction obtained.
     (b) Tenant shall not be liable for increases in Taxes attributable to additional improvements to the Property that are constructed in a Calendar Year included within the Term unless the additional improvements are reasonably approved, in advance, by Tenant, unless such improvements are required by law or governmental authority.
     (c) The monthly impounds required hereunder for Taxes paid by Tenant shall only be used by Landlord to pay Taxes accruing commencing with the Rent Commencement Date. Landlord shall not be required to deposit the monthly impounds for Taxes paid by Tenant in a segregated account but Landlord shall provide Tenant as of the end of each Calendar Year with a yearly accounting showing the beginning and ending balance of the aggregate impounds paid by Tenant and the Taxes paid therefrom for the Property paid by Landlord.

     5.3 Operating Expense Amount. Tenant shall pay to Landlord as Rent, in addition to the Base Rent and the Tax Amount, an amount (the “Operating Expense Amount”) equal to the Operating Expenses. Tenant shall pay to Landlord the Operating Expense Amount with respect to each Calendar Year in monthly installments, at the same time and place as Base Rent is to be paid, in an amount reasonably estimated from time to time by Landlord by a written notice to Tenant (the “Estimated Operating Expense Payments”). Landlord shall deliver to Tenant as soon as practical after the close of each Calendar Year (including the Calendar Year in which this Lease terminates) a statement showing the amount of the Operating Expenses for such Calendar Year and the Operating Expense Amount. If the Estimated Operating Expense Payments paid by Tenant during any Calendar Year are less than the Operating Expense Amount for such Calendar Year, Tenant shall pay any deficiency to Landlord as shown by such statement within thirty (30) days after receipt of such statement. If the Estimated Operating Expense Payments paid by Tenant during any Calendar Year exceed the Operating Expense Amount due from Tenant for such Calendar Year, such excess shall be credited against payments next due hereunder. If no such payments are next due, such excess shall be refunded by Landlord. Landlord’s failure to deliver an annual statement of the Operating Expenses for any Calendar Year shall not constitute a waiver or release of, or relieve Tenant from, its obligations under this Subsection.
     5.4 Tenant’s Audit Right. During the 270-day period immediately following Landlord’s delivery of any annual statement relating to Operating Expenses, Tenant shall have the right to inspect Landlord’s accounting records relating thereto (as applicable to the statement delivered) at Landlord’s or its agent’s office, upon reasonable prior notice. Unless Tenant shall take written exception to any item in any such statement within said 270-day period, such statement shall be considered as final and accepted by Tenant. Any payment due to Landlord or credit or payment due to “Tenant as shown on any such statement shall be paid or applied in the manner and within the time periods described in Section 5.3 above, whether or not written exception is taken thereto, provided that such payment or application shall be without prejudice to any such written exception. If Tenant makes such timely written exception, a certification as to the proper amount of the Operating Expense Amount shall be made by an independent accountant reasonably acceptable to both parties, which shall be final and conclusive. Tenant shall pay the accountant’s fees in connection with such audit and certification unless it is determined that Landlord’s original determination of the Operating Expense Amount was overstated by more than four percent (4%), in which case, Landlord shall pay such accountant’s fees.
     5.5 Survival. Without limiting any other obligations of Tenant which shall survive the expiration of the Term or a termination of Tenant’s right of possession, the obligations of Tenant to pay the Additional Rent provided for in this Section 5 shall survive the expiration of the Term or a termination of Tenant’s right of possession.
     6. SERVICES. As long as Tenant is not in default under this Lease, after expiration of any applicable grace or cure period, if any, Landlord shall furnish the following services, and the cost thereof shall be deemed Operating Expenses:
     (a) Repairs and maintenance (and if necessary, replacements) of heating, ventilating and air conditioning systems (the “HVAC Systems”) providing service to the

Premises. Notwithstanding anything contained herein to the contrary, if any repairs, maintenance or replacements are necessitated by the negligent act or omission of Tenant, its agents, servants or employees, then the cost thereof shall be billed directly to Tenant, and Tenant shall pay Landlord therefor within fifteen (15) days after receiving such bill. Such HVAC Systems shall at all times be operable by Tenant.
     (b) Domestic water and refuse disposal service. In the event that Tenant uses or requires a materially greater amount of water or refuse disposal service than the usual and ordinary office use of either of such services, then Landlord may bill Tenant for the additional cost of such increased use and Tenant shall pay Landlord therefor within thirty (30) days after receiving such bill.
     (c) Exterior window washing of all windows in the Premises, weather permitting, at intervals to be reasonably determined by Landlord, but not less than three (3) times within a Calendar Year.
     Landlord shall arrange with the public utility companies providing the Building with electricity and natural gas service and telephone, for the supply of such services to the Premises. Tenant shall pay the public utility companies and/or municipality directly for any services provided to the Premises. Tenant shall bear the cost of maintaining light fixtures and replacing bulbs, tubes, and ballasts in the Premises. Tenant shall be responsible, at Tenant’s cost, for extending and distributing Tenant’s telephone lines throughout the Building.
     Landlord shall not be obligated to provide any services other than those expressly set forth above in this Section. Landlord does not warrant that any of the services mentioned above will be free from interruptions caused by repairs, improvements or alterations of equipment, or by war, insurrection, civil commotion, acts of God or governmental action, strikes, lockouts, picketing, whether legal or illegal, accidents, inability of Landlord to obtain fuel or supplies, or any other cause or causes beyond Landlord’s reasonable control. Any interruption of service attributable to a cause beyond Landlord’s reasonable control shall not be deemed an eviction (actual or constructive) or a disturbance of Tenant’s use and possession of the Premises or any part thereof, and shall not render Landlord liable to Tenant for damages or relieve Tenant from performance of Tenant’s obligations under this Lease. Tenant shall have the right of access to the Premises twenty four (24) hours per day, seven (7) days per week during the Term of this Lease.
     7. SECURITY DEPOSIT. INTENTIONALLY DELETED
     8. USE. Tenant shall use and occupy the Premises for general office purposes and for no other purpose, unless otherwise expressly consented to in writing by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not use or occupy the Premises, or permit the Premises to be used or occupied contrary to or in violation of any Laws or any covenant, condition or restriction of record, or in any manner which would: (i) cause structural injury to the Building; (ii) invalidate any insurance policy affecting the Building; (iii) increase the amount of premiums for any insurance policy affecting the Building; (iv) affect any certificate of occupancy affecting the Building; (v) be dangerous to persons or property; or (vi) create a nuisance, or disturb any other occupant of the Building;

     9. CONDITION OF PREMISES. Subject to the completion of any items set forth on the punch list to be prepared under Section 4 of the Work Letter, Landlord represents and warrants to Tenant to the best of its actual knowledge, that the Premises will be in good, clean and sanitary order and good repair and in first class condition and at the Commencement Date will be free from defects in materials and workmanship other than latent defects in the Tenant Improvements or the Building of which Landlord is notified within one (1) year after the Commencement Date. If within one (1) year after the Commencement Date, Landlord receives written notice of any latent defects in the Tenant Improvements or the Building, Landlord shall, as soon as is commercially reasonable, at its sole cost and expense, correct any such latent defects identified in such written notice. No promise of Landlord to alter, remodel or improve the Building and no representation respecting the condition of the Building has been made by Landlord to Tenant other than as may be contained herein or in the Work Letter.
     10. EARLY POSSESSION. If Tenant takes possession of all or any part of the Premises prior to the Commencement Date, all of the covenants and conditions of this Lease shall be binding upon the parties hereto the same as if the Commencement Date had been fixed as of the date when Tenant took such possession, and Tenant shall pay to Landlord as Rent for the period prior to the Commencement Date, a proportionate amount of the Rent as set forth in this Lease based upon the portion of the Premises of which Tenant has taken possession.
     11. ASSIGNMENT AND SUBLETTING.
     11.1 Prohibitions. Subject to the provisions contained in Section 11.5 hereof, Tenant shall not, without the prior written consent of Landlord: (a) assign this Lease or any possessory interest hereunder other than to an Affiliate (as defined below); (b) permit any assignment of Tenant’s interest herein by operation of law or otherwise; (c) sublet the Premises or any part thereof other than to an Affiliate; or (d) permit the use of the Premises by any parties other than Tenant, its agents and employees. Any assignment to an Affiliate or Landlord’s consent to any assignment, subletting or transfer, or Landlord’s election to accept any assignee, sublessee or transferee as Tenant hereunder, shall not release the original Tenant from any covenant or obligation under this Lease. Landlord’s consent to any assignment or subletting shall not constitute a waiver of Landlord’s right to consent to any future assignment or subletting. For purposes of this Lease, an “Affiliate” shall mean any person or entity controlling, controlled by or under common control with Tenant. For purposes hereof, “control” shall mean the ownership of not less than fifty-one percent (51%) of the economic ownership interests in an entity, along with the power to control the management and policy-making decisions of such entity. In the case of any assignment permitted hereunder (whether to an Affiliate or otherwise), the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed, and prior to the effective date of any such assignment, Landlord shall receive a fully-executed original of such assignment and assumption agreement, in form and substance reasonably acceptable to Landlord.
     11.2 Notice to Landlord. Tenant shall give Landlord written notice of any proposed sublease or assignment at least thirty (30) (ten (10) business days if to an Affiliate) days prior to the effective date of such proposed sublease or assignment. Such notice shall contain the name of the proposed sublessee or assignee, a copy of the proposed sublease or assignment document, a description of the intended use of the Premises by the proposed sublessee or assignee, and such other information as Landlord may reasonably request to evaluate the character, reputation and credit worthiness of the proposed assignee or sublessee.
     11.3 Receipts. Without limitation of any other provision hereof, should Tenant assign this Lease or sublet the Property to an Affiliate or to a person or entity otherwise requiring the consent of Landlord, Tenant shall have the right to one hundred percent (100%) of the receipts derived by Tenant from time to time attributable to the assignment or sublease.
     11.4 Transfer of Ownership Interests in Tenant. If Tenant is a partnership or a corporation whose partnership interests or stock are not publicly traded, any event or transaction or series of events or transactions resulting in a transfer of control of Tenant shall be deemed to be a voluntary assignment of this Lease by Tenant and shall be subject to the provisions of this Section 11 provided, however, that the transfer of ownership interests among the current owners of Tenant shall be excluded herefrom, provided, further, however, that the commercial credit of Tenant as reasonably determined by Landlord in accordance with its practices then utilized for tenants similarly situated is not materially and adversely impacted. For purposes of this Section 11.4 the term “control” means the ownership of not less than fifty-one percent (51.0%) of the economic interests in an entity, along with the power to control the management and policy-making decisions of such entity. Prior to the transfer of ownership interests in Tenant which results in the transfer of control by Tenant, Tenant shall provide Landlord ten (10) business days prior written notice of all proposed transfers and Landlord’s consent to such transfer where required shall not be unreasonably withheld, conditioned or delayed, provided, however, if Landlord fails to respond to any request by Tenant for Landlord’s consent within five (5) days of Tenant furnishing the information required by Section 11.2 hereof to Landlord, the consent of Landlord shall be presumed to be given.
     11.5 Consent. Consent by Landlord to the assignment, subletting or use of the Premises by any party other than Tenant which is required pursuant to the provisions contained in Section 11.1 hereof shall not be unreasonably withheld, conditioned or delayed, provided, however, if Landlord fails to respond to any request by Tenant for Landlord’s consent within ten (10) business days of Tenant furnishing the information required by Section 11.2 hereof to Landlord, the consent of Landlord shall be presumed to be given. Landlord’s review and consent when required shall be premised upon, among other things, the assignee’s or subtenant’s (a) intended use of the Premises, (b) financial condition and projections, (c) its reputation in its industry, and (d) its business experience.
     11.6 Landlord’s Costs. Tenant shall pay to Landlord as Additional Rent hereunder all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) paid or incurred by Landlord in connection with any proposed assignment or subletting hereunder, regardless of whether Landlord withholds or grants its consent to such assignment or subletting.
     11.7 Tenant Financing. Tenant shall have the absolute right from time to time during the Term and without Landlord’s consent, written or otherwise, to grant a mortgage or other security interest in Tenant’s interest in this Lease in connection with any financing required by it in the operation of its business. In the event Tenant grants a security in Tenant’s interest in this Lease, Tenant shall provide Landlord with written notice thereof. Landlord agrees to execute such confirmation certificates and other documents as Tenant’s lenders may reasonably request in connection with any such financing. In no event shall Tenant’s hypothecation of its interest in this Lease serve as to cancel this Lease or Tenant’s obligations under this Lease. Any and all of Tenant’s lenders shall be subject to the terms and conditions of this Lease. Tenant’s lenders shall be subject to any and all prior, current and future rights, obligations, duties and defaults of Tenant under this Lease upon any foreclosure of the mortgage, deed in lieu of foreclosure or other security interest in Tenant’s interest in this Lease.
     12. REPAIRS AND ALTERATIONS.
     12.1 Tenant’s Repair Obligations. Tenant will, at its own expense, keep the Premises in good condition and repair during the Term, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken glass, fixtures, equipment, improvements and appurtenances, within any reasonable period of time specified by Landlord; provided, however, that Tenant shall not be obligated to repair or replace the Structural Components or the HVAC Systems servicing the Premises; such items being the sole responsibility of Landlord. If Tenant does not fulfill its obligations under this Section 12.1, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, plus an additional eight percent (8%) to cover Landlord’s overhead and related expenses, forthwith upon being billed for same. Landlord may enter the Premises at all reasonable times to make such repairs and replacements and any other repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building. Notwithstanding anything contained herein to the contrary, if any damage to the Premises or the Property or to any equipment thereon or appurtenance thereto results from any act, omission or neglect of Tenant or of Tenant’s contractors, agents or employees, Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, reimburse Landlord forthwith for the total cost of such repairs, plus an additional eight percent (8%) to cover Landlord’s overhead and related expenses.
     12.2 Prohibition on Alterations. Tenant shall not, without the prior written consent of Landlord, make any alterations, improvements or additions (collectively, “Alterations”) to the Premises, which: (i) affects Structural Components of the Building; (ii) affects any HVAC Systems, utility or mechanical systems or equipment in the Building; (iii) is visible from outside of the Premises; (iv) costs more than $20,000.00 to complete (including all labor and material costs); or (iv) requires a building permit to perform. Except as provided in the immediately preceding sentence, Tenant may perform Alterations without Landlord’s consent. Landlord shall not unreasonably withhold, condition or delay its consent to any Alterations when otherwise required hereunder. Landlord’s consent to any Alterations when otherwise required hereunder (including, without limitation, Landlord’s approval of Tenant’s plans, specifications or working drawings therefor), shall impose no responsibility or liability on Landlord with respect to the completeness, or design sufficiency thereof or the compliance thereof with all applicable Laws.
     12.3 Performance of Alterations. The work necessary to make any Alterations requiring Landlord’s consent pursuant to the provisions contained in Section 12.2 hereof (“Major Alterations”) shall be performed by employees or contractors of Landlord, or, with Landlord’s prior written consent, by contractors employed by Tenant and reasonably approved by Landlord. If Major Alterations, are with Landlord consent performed by Tenant’s employees or contractors Tenant shall deliver to Landlord, for its review and approval prior to commencing any such

Major Alterations, copies of all contracts and subcontracts related to such Major Alterations, and plans, working drawings and specifications necessary to perform such work. Major Alterations shall be performed subject to any conditions reasonable under the circumstances as Landlord may impose, including, without limitation, furnishing Landlord with security for the payment of all costs to be incurred in connection with such Alterations and insurance against liabilities which may arise therefrom, as reasonably determined by Landlord. All Alterations performed by Tenant or its contractors shall be done in a workmanlike manner using only good grades of materials and shall comply with all insurance requirements and all Laws. Tenant shall permit Landlord to review and inspect all Alterations during construction. Tenant shall promptly pay to Tenant’s contractors, when due, the cost of all work and of all decorating required in connection with any Alterations, and all supervising fees, and upon completion of the Alterations, Tenant shall deliver to Landlord evidence of payment and full and final waivers of all liens for labor, services or materials. Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant shall indemnify, defend and hold Landlord and its partners and their respective officers, shareholders, directors, partners, agents and employees (collectively, the “Landlord Parties”) harmless from all claims, causes of action, liabilities, losses, costs, damages, liens and expenses related to any Alterations performed by Tenant’s employees or contractors. Tenant shall pay to Landlord all reasonable costs and expenses incurred by Landlord for Landlord’s review and approval of any Major Alterations performed by Tenant’s employees or contractors in accordance with this Section 12.3.
     12.4 Emergency Repairs to Structural Components. In the event any defect in or disrepair of the Structural Components or HVAC Systems causes imminent danger to the business, employees or invitees of Tenant or subject the Tenant Improvements or other Tenant property to imminent harm, and provided that Landlord does not correct such deficiencies or cause such repairs after reasonable attempts to notify Landlord or Landlord’s property manager thereof (if the emergency allows time for such notice) in a manner consistent with limiting such exposure to Tenant, then, in such event, Tenant may correct the defects in or make the repairs to the Structural Components or HVAC Systems and Landlord shall pay Tenant the cost thereof within fifteen (15) days after receiving the invoice therefor.
     13. CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord shall have the following rights, exercisable without notice (except as expressly provided below in this Section) and without liability to Tenant for damage or injury to property, person or business, and without effecting an eviction, construction or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent:
     (a) To change the street address of the Building; provided, however, that if the street address of the Building is changed and such change is not required by a governmental body or authority (including, without limitation, the City of Waukegan or the United States Postal Service), Landlord shall reimburse Tenant for all reasonable, out-of-pocket expenses incurred by Tenant in changing Tenant’s stationary and marketing materials and providing proper notification thereof in the ordinary course, to the extent reasonably required as a result of such address change;
     (b) To reasonably approve, prior to installation, window shades, blinds, drapes, awnings, window ventilators and other similar equipment and lighting which are visible from the exterior of the Premises as being compatible with those used by buildings similarly situated;
     (c) To show the Premises to prospective tenants at reasonable hours during the last nine (9) months of the Term (but not after a Renewal Option is exercised for a Renewal Term) and, if vacated during such year, to prepare the Premises for re-occupancy, and to show the Premises to prospective purchasers and lenders of the Building at reasonable hours upon reasonable prior verbal notice at any time during the Term;
     (d) To retain at all times, and to use in appropriate emergency instances, keys to all doors within and into the Premises. No locks shall be changed without the prior written consent of Landlord;
     (e) To decorate or to make repairs, alterations, additions or improvements, whether structural or otherwise, in and about the Property or the Building, or any part of any thereof, and for such purposes to enter upon the Premises upon reasonable prior verbal notice (except in an emergency, in which case no notice shall be necessary), and, during the continuance of any such work, to temporarily close roads, drives, doors, entryways, public space and corridors in the Property or the Building, and to interrupt or suspend temporarily Building services and facilities, all without abatement of Rent or affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and such suspension or interruption or the length thereof does not materially affect the conduct of Tenant’s business. If the Premises or any material portion thereof is not reasonably accessible or such work materially affects Tenant’s business as a result of Landlord’s exercise of its rights under this subsection, and the length of such suspension or interruption is of a temporary nature for a reasonable period of time under the circumstances, as Tenant’s sole and exclusive remedy on account thereof, Rent shall abate on a per diem basis for each day the Premises, or such material portion thereof, is not reasonably accessible or Tenant’s business is materially affected; provided, however, that if only a material portion of the Premises is not reasonably accessible, the per diem abatement of Rent shall be equitably determined, which in most cases would be in an amount bearing the same ratio to the total amount of per diem Rent as the inaccessible portion of the Premises bears to the entire Premises;
     (f) To have and retain a paramount title to the Premises free and clear of any act of Tenant purporting to burden or encumber it;
     (g) To prohibit the placing of vending or dispensing machines of any kind in or about the Premises, except for vending or dispensing machines for the sole use of Tenant, its employees and invitees.
     14. COVENANT AGAINST LIENS. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed against the Property, the Building or the Premises, and in the case of any such lien attaching, to pay off and remove or bond over any such lien to Landlord’s satisfaction within fifteen (15) days after receiving notice thereof. If any such lien attaches, and Tenant fails to remove or bond over such lien within said fifteen (15) day period, Landlord may, but shall not be obligated to, pay the amount necessary to remove such lien without being responsible for making an investigation as to the validity or accuracy thereof, and the amount so paid, together with all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, shall be deemed Additional Rent hereunder, payable within fifteen (15) days after notification thereof to Tenant. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s title or interest in the Property, the Building or the Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only.
     15. WAIVERS AND INDEMNITIES.
     15.1 Tenant’s Waiver. Except to the extent caused by Landlord’s or Landlord’s Parties’ negligence or willful misconduct or its failure to comply with its obligations hereunder, Tenant waives all claims it may have against the Landlord or Landlord Parties for any damage either to person or property or loss of business due to the Property, the Premises or any part of any thereof or any appurtenances thereto or improvements thereon not being in good condition or becoming out of repair, or due to the happening of any accident in or about the Property or the Premises or due to any act or neglect of Tenant, its officers, directors, employees, agents or invitees. This provision shall apply particularly (but not exclusively) to damage caused by water, snow, frost, steam, sewage, gas, faucets and plumbing fixtures. Landlord further agrees that all Tenants’ property upon the Premises or the Property shall be there at the risk of Tenant only and that Landlord shall not be liable for any damage thereto or theft thereof, unless such loss was caused by Landlord’s or Landlord’s Parties’ negligence or willful misconduct or by the failure of the Landlord to fulfill its obligations hereunder.
     15.2 Tenant’s Indemnification. Subject to Section 18.1 hereof, Tenant hereby agrees to indemnify, defend and hold harmless the Landlord Parties from and against any claims or liability for damage to person or property (or for loss or misappropriation of property) occurring in or on the Property or the Premises, arising from any breach or default on the part of Tenant under this Lease, or from any negligent act or omission of Tenant or any employee, agent, servant, invitee or contractor of Tenant, or from Tenant’s operations or activities on or use of the Property or the Premises, and from any cost relating thereto (including, without limitation, reasonable attorneys’ fees).
     15.3 Landlord’s Waiver. Except to the extent caused by the negligence or willful misconduct of Tenant or its agents, contractors or employees, or a breach or default by Tenant of its obligations hereunder, Landlord waives all claims it may have against Tenant for any damage either to person or property or loss of business due to the Property, the Premises or any part thereof or any appurtenance thereto or improvements thereon not being in good condition or becoming out of repair, or due to the happening of any accident in or about the Property or the Premises.
     15.4 Landlord’s Indemnification. Subject to Section 18.1 hereof, Landlord hereby agrees to indemnify, defend and hold harmless Tenant, its shareholders, officers, directors, employees and agents from and against any claims or liability brought against or imposed upon Tenant for damage to person or property (or for loss or misappropriation of property) occurring in or on the Property or the Premises, arising from any breach or default on the part of Landlord under this Lease, or from any negligent act or omission of Landlord or any employee, agent, servant, or contractor of Landlord, and from any cost relating thereto (including, without limitation, reasonable attorneys’ fees).
     15.5 No Implicit Waivers. No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition if such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Absent a written agreement to the contrary, no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice of the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment absent a written agreement to the contrary.
     16. DEFAULTS AND LANDLORD’S REMEDIES.
     16.1 Defaults. It shall be a default under this Lease if: (i) Tenant fails to pay, when due, Rent or any installment thereof or any other sum required to be paid by Tenant under this Lease, and such failure continues for more than ten (10) days; (ii) Tenant fails to observe or perform any of the other covenants, conditions or obligations which Tenant is required to observe or perform under this Lease, and such failure continues for more than thirty (30) days after notice thereof to Tenant (unless such failure shall give rise to a hazardous condition requiring an immediate cure, in which case, no notice is necessary and no cure period shall be allowed); provided, however, that Landlord shall not be entitled to exercise its remedies on account of any default described in this clause (ii) if (a) such default cannot reasonably be cured within thirty (30) days, (b) Tenant commences to cure such default within said thirty (30) day period and thereafter diligently and continuously proceeds with such cure, and (c) Tenant cures such default within a reasonable period of time not to exceed seventy-five (75) days after Landlord’s notice of such default; (iii) the interest of Tenant in this Lease is levied on under execution or other legal process; (iv) an Event of Bankruptcy (as defined below) occurs; or (v) Tenant dissolves or ceases to exist. For purposes of this Lease, “Events of Bankruptcy” means the occurrence of any one or more of the following events or circumstances:
     (a) If Tenant shall file in any court a petition in bankruptcy or insolvency or for reorganization within the meaning of the Federal Bankruptcy Code, or for arrangement within the meaning of such Code (or for reorganization or arrangement under any future bankruptcy or reform act for the same or similar relief), or for the appointment of a receiver or trustee of all or a portion of the property of Tenant, or
     (b) If an involuntary petition shall be filed against Tenant, and such petition shall not be vacated or withdrawn within sixty (60) days after the date of filing thereof, or
     (c) If Tenant shall make an assignment for the benefit of creditors, or

     (d) If Tenant shall be adjudicated a bankrupt or shall admit in writing an inability to pay its debts as they become due, or
     (e) If a receiver shall be appointed for the property of Tenant by order of court of competent jurisdiction (except where such receiver shall be appointed in an involuntary proceeding and be withdrawn within sixty (60) days from the date of his appointment).
     16.2 Landlord’s Remedies. Upon a default under this Lease, Landlord at its option may, without notice or demand of any kind to Tenant, exercise any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:
     (a) Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises by operation of law and be entitled to recover forthwith as damages a sum of money equal to all Rent accrued and unpaid for the period up to and including the date of termination, plus as final and liquidated damages (and not as a penalty) Landlord’s reasonable estimate of the present value of (i) the amount of Rent that would be payable from the date of such termination through the balance of the scheduled Term, less (ii) the fair rental value of the Premises for said period (taking into consideration the time to relet the Premises, and taking into consideration and reducing said fair rental value by, the reasonable cost of reletting and retrofitting the Premises), plus any other sum of money and damages owed by Tenant to Landlord, but reduced by any amounts to be refunded by Landlord to Tenant under Sections 5.2 or 5.3 hereof.
     (b) Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry or detainer suit, and without terminating this Lease, in which event Landlord shall use its best efforts to relet the Premises, for such rent and upon such terms as shall be commercially reasonable under the circumstances. For the purpose of such reletting, Landlord is authorized to decorate and make any reasonable repairs, changes, alterations or additions in or to the Premises that may be necessary or appropriate, and Tenant shall, upon written demand, pay the cost thereof. If Landlord shall fail to relet the Premises, or if the Premises are relet and a sufficient sum shall not be realized from such reletting to pay all of the costs and expenses: (i) of such decoration, repairs, changes, alterations and additions, (ii) of such reletting (including, without limitation, all reasonable brokerage, advertising, and legal expenses), and (iii) the collection of the Rent accruing therefrom, and to satisfy the Rent provided for in this Lease, then Tenant shall pay to Landlord as damages a sum equal to the amount of the Rent reserved in this Lease for such period or periods, or, if the Premises have been relet, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time as the same shall otherwise become due hereunder. Tenant agrees that Landlord may file suit to recover any sums failing due under the terms of this subsection (b) from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. To the extent required by law, Landlord agrees to mitigate its damages.

If Tenant shall be in material default in any of its obligations hereunder at any time daring the Term of the Lease, but not including any Renewal Term, then the Rent otherwise accruing during the Free Rent Period shall immediately become due and payable.
     17. SURRENDER OF POSSESSION.
     17.1 Condition of Premises. At the termination of this Lease by lapse of time or otherwise, or upon termination of Tenant’s right of possession without terminating this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord, and shall return the Premises and all equipment and fixtures of Landlord to Landlord in as good condition as when Tenant originally took possession, ordinary wear, loss or damage by fire or other casualty not the fault of Tenant or insured casualty and damage resulting from the act of Landlord or any other of its employees and agents or other tenants of the Property excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the reasonable cost thereof to Landlord on demand. All Alterations, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises shall become Landlord’s property, and unless Landlord requests their removal, shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise or upon a termination of Tenant’s right of possession, without compensation to Tenant, excepting, however, Tenant’s movable office furniture, trade fixtures, office equipment and special lighting fixtures, provided that they may be removed without permanent structural damage to the Building. If Tenant does not remove such property upon the expiration or earlier termination of this Lease, or upon the termination of Tenant’s right of possession, at Landlord’s election Tenant shall be conclusively presumed to have forever abandoned such property, and without accepting title thereto, Landlord may, at Tenant’s expense, remove, store, destroy, discard or otherwise dispose of all or any part thereof without incurring liability to Tenant or to any other person, and Tenant shall pay Landlord upon demand the expenses incurred in taking such actions. Tenant’s obligations under this Section 17.1 shall survive the expiration or earlier termination of the Term or a termination of Tenant’s right of possession.
     17.2 Holding Over. If Tenant retains possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, or after a termination of Tenant’s right of possession, then Landlord may, at Landlord’s sole election at any time after the termination of this Lease or Tenant’s right of possession, serve written notice on Tenant that such holding over constitutes either: (i) the creation of a month-to-month tenancy upon each of the terms herein provided as may be applicable to such month-to-month tenancy, except that Tenant shall pay to Landlord Base Rent for each month or portion thereof in the amount set forth below, plus all Additional Rent coming due during such period, or (ii) the creation of a tenancy at sufferance upon each of the terms herein provided as may be applicable to such tenancy at sufferance, except that Tenant shall pay to Landlord a per diem rent equal to the per diem Base Rent set forth below, plus the per diem amount of all Additional Rent. If no written notice is served by Landlord, then a tenancy at sufferance with Rent as stated in (ii) above shall have been created. The provisions of this Section shall not operate as a waiver by Landlord of any right of re-entry herein provided. In addition to and not in limitation of all other remedies set forth in this Section, Tenant shall be liable for all damages (consequential as well as direct) sustained by Landlord on account of Tenant’s holding over. Base Rent payable during any holding over shall be as follows:

     (i) during the first sixty (60) days following the termination of this Lease or the termination of Tenant’s right of possession, one hundred fifty percent (150%) of the Base Rent for the calendar month immediately preceding the termination date of this Lease or the termination of Tenant’s right of possession; and
     (ii) from and after the sixty-first (61st) day following the termination of this Lease or the termination of Tenant’s right of possession, two hundred percent (200%) of the Base Rent for the calendar month immediately preceding the termination date of this Lease or the termination of Tenant’s right of possession.
     18. INSURANCE.
     18.1 Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord as an additional insured under such policy. The initial amount of such insurance shall be ONE MILLION DOLLARS ($1,000,000.00) per occurrence / THREE MILLION DOLLARS ($3,000,000.00) aggregate and shall be subject to periodic increases based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers and other relevant factors provided that such increases are commercially reasonable and are approved by Tenant, which approval shall not be unreasonably withheld or delayed. The liability insurance obtained by Tenant under this Section 18.1 shall (i) be primary and non-contributing and (ii) contain cross-liability endorsements. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligations under this Lease. Landlord may also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.
     18.2 “All Risks” Insurance. During the Term, Tenant shall maintain a policy of insurance against “all risks” of physical loss for the full insurable replacement value of the initial build-out of the Premises (including without limitation, the Tenant Improvements (as defined in the Work Letter), and all Alterations, and of all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises.
     18.3 Worker’s Compensation Insurance. During the Term, Tenant shall maintain a policy of Worker’s Compensation Insurance in amounts required by the State of Illinois, including Voluntary Compensation, Broad Form All States Endorsement.
     18.4 Automobile Liability Insurance. During the Term, Tenant shall maintain a policy of Automobile Liability Insurance with limits for bodily injury or personal injury to or death of any person, or more than one (1) person, or for damage to property in an amount of not less than $1,000,000 combined single limit, including Employer’s Owned, Non-Owned and Hired Car coverage.

     18.5 Property and Rental Income Insurance. During the Term, Landlord shall maintain policies of insurance covering loss of or damage to the property in the full amount of its replacement value. Such policy shall contain an inflation Guard Endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage, boiler coverage and any other perils which Landlord deems reasonably necessary. Landlord shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the Property. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant on the Property. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one (1) year’s Base Rent, plus estimated real property taxes and insurance premiums. Tenant shall be liable for the payment of any deductible amount under Landlord’s or Tenant’s insurance policies maintained pursuant to this Section 18 in amounts commercially reasonable for similarly situated properties. Tenant shall not do or permit anything to be done which invalidates any such insurance policies.
     18.6 Payment of Premiums. Tenant shall pay all premiums for the insurance policies described in Sections 18.1-18.5, inclusive, except Landlord shall pay all premiums for non-primary comprehensive public liability insurance which Landlord elects to obtain as provided in Section 18.1. If insurance policies maintained by Landlord cover improvements on real property other than the Property, Landlord shall deliver to Tenant a statement of the premium applicable to the Property showing in reasonable detail how Tenant’s share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant’s prorated share of the insurance premiums. Before the Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 18. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy as an alternative to providing a policy of insurance. Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 18 is in full force and effect and containing such other information which Landlord reasonably requires.
     18.7 General Insurance Provisions.
     (i) Any insurance which Tenant is required to maintain under this Lease shall include (to the extent reasonably obtainable) a provision which requires the insurance carrier to give Landlord not less than thirty (30) days written notice prior to any cancellation or modification of such coverage.
     (ii) If Tenant fails to deliver a policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled or modified during the Lease Term without Landlord’s consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a reasonably documented statement that indicates the cost of such insurance.

     (iii) Tenant shall maintain all insurance required under this Lease with companies holding a “General Policy Rating” of A-12 or better, as set forth in the most current issue of “Best Key Rating Guide”. Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 18 may not be available in the future. Tenant acknowledges that the insurance described in this Section 18 is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant’s type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord’s or Tenant’s interests. Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.
     (iv) Unless prohibited under any applicable insurance policies maintained, Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, and hereby release the other from any and all liability for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any Insurance policy in force (whether or not described in this Lease), or required to be maintained by the terms of this Lease (whether or not in force), at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.
     19. FIRE OR CASUALTY. If the Premises is hereafter damaged, destroyed or rendered partially untenable for its accustomed use, by fire or other casualty insured or which should have been insured under the coverage Landlord is obligated to carry pursuant to Article 18 of this Lease, then Landlord shall commence repair or replacement of the Premises soon as reasonably practicable thereafter, but in any event within ninety (90) days after such casualty and, as soon as reasonably practicable after commencement of such repair, in any event within two hundred forty (240) days after commencement of such repair or replacement, restore the Premises to substantially the same condition in which the Premises was immediately prior to the occurrence of the casualty, exclusive of Tenant’s Alterations, furniture, fixtures and equipment, except as otherwise provided in this Article. From the date of such casualty until the Property is so repaired and restored, Rent and all other charges and items payable hereunder shall equitably abate based upon the interference with Tenant’s business operations at the Property so long as damage is not caused by the gross negligence or willful misconduct of Tenant, its agents, employees, officers, licensees or invitees. Notwithstanding the foregoing, if fifty percent (50%) or more of the Premises (based upon the cost to replace the Premises so damaged or destroyed as compared with the market value of the Premises immediately prior to such fire or other casualty, as shown by a certificate of Landlord’s architect), is destroyed or rendered untenable by fire or other casualty during the last Lease Year of the Term or the last Lease Year of any Extension Term of this Lease, then, provided that Tenant has not during such Lease Year exercised the option to extend the Term for an Extension Term, Landlord or Tenant shall have the right to terminate this Lease effective as of the date of the casualty, by giving written notice of termination to the other within thirty (30) days of such casualty. If said notice of termination is given within this thirty (30) day period this Lease shall terminate and Rent and all other charges shall abate as aforesaid from the date of such casualty, and Landlord shall promptly repay to Tenant any Rent paid in advance which has not been earned as of the date of such casualty. If said notice is not given Landlord shall repair and replace the Property in the manner of aforesaid. Notwithstanding anything hereinabove contained to the contrary, the obligation to repair and restore only applies to the Building and improvements made pursuant to the Tenant Improvement Allowance, as referenced in the Work Letter, and shall not cover Tenant’s property.
     20. CONDEMNATION. If the whole or any part of the Building or any a portion of the parking area on the Land which would render the remaining parking area insufficient to comply with applicable zoning shall be taken or condemned by any competent authority for any public use or purpose the Term, at the option of either Landlord or Tenant by notice to the other within sixty (60) days of being notified of such condemnation, shall end upon the date when the possession of the part so taken shall be required for such use or purpose, and current Rent shall be apportioned as of the date of such termination. Tenant shall have no right to any apportionment of or share in any condemnation award or judgment for damages made for the taking of any part of the Premises or the Property, but may seek its own award for loss of or damage to Tenant’s business or its property resulting from such taking or for relocation expenses. If both Landlord and Tenant elect not to terminate this Lease, Tenant shall remain in that portion of the Premises or Building which shall not have been appropriated or taken, and Landlord agrees, at Landlord’s cost and expense, to, as soon as reasonably possible, restore the remaining portion of the Premises or Building to a complete unit of like-quality and character as existed prior to such appropriation or taking, and, thereafter, all Rent and payment obligations of Tenant shall be adjusted on an equitable basis, taking into account the relative value of the portion taken and the portion remaining. For purposes hereof; a voluntary sale or conveyance in lieu of condemnation, but under threat of condemnation, shall be covered hereby.
     21. NOTICES. All notices to be given by one party to the other under this Lease shall be in writing (except as expressly provided herein to the contrary), sent by overnight courier for next business day delivery, hand delivered, or sent by confirmed facsimile transmission as follows:

(a)	To Landlord:	Panattoni Development Company, LLC
10255 W. Higgins, Suite 110
Rosemont, Illinois 60018
Attention: Michael Murphy
Fax: (847) 294-9610

	with a copy to:	Panattoni Law Finn
8413 Jackson Road, Suite C
Sacramento, California 93826
Attention: Joseph M. Bray
Fax: (916) 381-1109
or to such other person or at such other address or to such other facsimile telephone number designated by notice sent to Tenant.

(b)	To Tenant:	Coleman Cable, Inc. 1582 Lakeside Drive
Waukegan, Illinois 60085
Attention: Rich Burger
Fax: (847) 689-9099

	with a copy to:	Patzik, Frank & Samotny Ltd.
150 South Wacker Drive
Suite 900
Chicago, Illinois 60606
Attention: Alan B. Patzik, Esq.
Fax: (312) 551-1101
or to such other person or at such other address or to such other facsimile telephone number designated by notice sent to Landlord.
Notices sent by overnight courier shall be deemed to have been given one (1) business day after delivery to the overnight courier, notices which are hand delivered shall be deemed to have been given on the day tendered for delivery if before 5:00 p.m. Chicago time on a business day, and notices sent by facsimile transmission shall be deemed to have been given on the day of transmission as evidenced by the confirmation slip generated by the sender’s facsimile machine if before 5:00 p.m. Chicago time on a business day.
     22. ADDITIONAL COVENANTS OF TENANT. Tenant hereby covenants and agrees to comply with, and to cause its employees, agents, clients, customers, invitees and guests to comply with, the following provisions:
     (a) Any sign, lettering, picture, notice, or advertisement installed within the Premises shall be installed at Tenant’s expense and in compliance with all Laws. Moreover, any advertising or signage on any exterior portion of the Premises or otherwise on the Property will conform with the usual and customary practice in respect of Buildings similarly situated in Lake County, Illinois.
     (b) Tenant shall not place any radio or television antenna on the roof of the Building or on any other part of the Property other than inside the Premises without the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant may install a satellite dish or dishes in a place and manner sufficient for obtaining optimal reception, or operate or permit to be operated any musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises. Tenant shall not make noises, cause disturbances or vibrations or use or operate any electrical or electronic devices or other devices that emit sound or other waves or disturbances, or create odors, any of which may be offensive to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere.

     (c) Tenant shall not obstruct sidewalks or entrances in and about the Property. Tenant shall not place objects against doors or windows which would be unsightly from the exterior of the Building, and will promptly remove same upon notice from Landlord. Tenant shall store and dispose of refuse as directed by Landlord, including, without limitation, storing and disposing of all refuse in a neat and clean condition so as not to be visible to members of the public and so as not to create any health or fire hazard.
     (d) Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building.
     (e) Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Premise’s heating and air conditioning systems, and shall not adjust any controls other than room thermostats installed for Tenant’s use or take any action which could jeopardize the warranties covering the heating, ventilating or air conditioning systems.
     (f) Ten (10) door keys for doors in the Premises will be furnished on the Commencement Date by Landlord. Tenant shall not affix additional locks on doors and shall purchase duplicate keys only from Landlord. At the end of the Term or upon a termination of Tenant’s right of possession, Tenant shall return all keys to Landlord and will disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.
     (g) Tenant assumes full responsibility for physically protecting the Premises from theft, robbery and pilferage, which includes doors locked and other means of entry to the Premises closed and secured.
     (h) Peddlers, solicitors and beggars shall be reported promptly to Landlord.
     (i) Tenant shall not install and operate machinery or any mechanical devices of a nature not directly related to Tenant’s permitted use of the Premises.
     (j) Tenant shall comply with all covenants, conditions and restrictions of record encumbering or relating to the Property or any portion of either thereof (including, without limitation, any declaration of covenants, conditions, restrictions and easements encumbering the business park in which the Property is located), and with all rules and regulations issued from time to time by Landlord or the Amhurst Lake Business Park Association.
     (k) Tenant will not in any manner deface or injure the Property or any part of either thereof or overload the floors of the Premises.
     (l) Tenant will not use the Premises for lodging or sleeping purposes or for any immoral or illegal purposes.
     (m) Tenant shall not at any time manufacture, sell, use or give away, and shall not at any time permit the manufacture, sale, use or gift of any spirituous, fermented, intoxicating or alcoholic liquors on the Premises or the Property. Except for the serving of food to Tenant’s employees, customers and business invitees at holiday parties or otherwise and periodic, business meetings, Tenant shall not at any time sell, purchase or serve, or permit the sale, purchase or service of, food to any of Tenant’s agents or employees or any other parties on the Premises or the Property.
     (n) In no event shall Tenant permit on the Property flammables or explosives or any other article of an intrinsically dangerous nature. If by reason of Tenant’s failure to comply with the provisions of this Subsection, any insurance coverage is jeopardized or insurance premiums are increased, in addition to all other rights and remedies available to Landlord upon a default by Tenant under this Lease, Landlord shall have the right to require Tenant to make immediate payment of the increased insurance premium, if any.
     (o) Tenant shall not introduce, use, handle, generate, treat, transport, store or dispose of, or permit the introduction, use, handling, generation, treatment, transportation, storage or disposal of any Hazardous Materials (as defined below) in, on, under, to, from, around or about the Premises, the Building or the Property, except for Hazardous Materials contained in products which are reasonably and customarily used in general office uses, such as photocopy machine solutions and cleaning solvents, as long as such Hazardous Materials are only used in compliance with all Laws (without the need for a special permit) and all manufacturer’s and supplier’s instructions and recommendations, and in quantities and for purposes which are reasonably and customarily used in general office uses. Tenant shall indemnify, defend and hold harmless the Landlord Parties from and against all fines, penalties, liens, suits, procedures, claims, demands, liabilities, damages (including consequential damages), actions, causes of action, costs and expenses of every kind and nature whatsoever (including, without limitation, reasonable attorneys’, engineers’, experts’ and consultants’ fees and costs of testing, monitoring, remediation, removal and cleanup), contingent or otherwise, known or unknown, incurred or imposed, arising directly or indirectly out of or in any way connected with Tenant’s breach of the covenants set forth in this Subsection 22 (o). Tenant’s obligations under the immediately preceding sentence shall survive the expiration or earlier termination of this Lease and a termination of Tenant’s right of possession. For purposes hereof, “Hazardous Materials” shall mean (i) substances defined as “hazardous substances”, “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C., Sec. 9061, et. seq.), the Hazardous Materials Transportation Act (49 U.S.C., Sec. 1802), the Resource Conservation and Recovery Act (42 U.S.C., Sec. 6901 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C., Sec. 2601, et. seq.) or in any other Laws now or hereafter in effect governing similar matters, or in any regulations adopted or publications promulgated pursuant thereto; (ii) asbestos and asbestos containing materials; and (iii) petroleum and petroleum based products.
     23. ESTOPPEL CERTIFICATES; SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT.
     23.1 Estoppel Certificates. Tenant agrees that from time to time upon not less than ten (10) business days prior request by Landlord or any mortgagee, Tenant will deliver to Landlord or such mortgagee an estoppel certificate substantially in the form of Exhibit E attached hereto and made a part hereof as modified to reflect the accuracy thereof. In the event Tenant falls or refuses to deliver any such certificate within said 10-business day period, and provided that delivery does not occur within five (5) business days after notice thereof by Landlord, such failure or refusal shall be deemed to be a default hereunder and Landlord shall be entitled to all rights and remedies available under this Lease.
     23.2 Subordination, Non-Disturbance and Attornment. Upon written request of Landlord, or any mortgagee or beneficiary of Landlord, Tenant will, in writing, subordinate its right hereunder to the interest of any ground lessor of the Land upon which the Premises are situated and to the lien of any mortgage or deed of trust, now or hereafter in force, against the Land and/or Property of which the Premises are a part and to all advances made or hereafter to be made upon the security thereof, provided that the ground lessor, or the mortgagee or trustee, as applicable, named in said mortgage, trust deed or lease shall agree that Tenant’s peaceable possession of the Premises and its rights under this Lease will not be diminished on account thereof, subject to the otherwise applicable provisions contained herein. In the event (i) any proceedings are brought for foreclosure, or (ii) of the exercise of the power of sale under any mortgage or deeds of trust, then, upon any such foreclosure or sale, Tenant agrees to recognize such beneficiary or purchaser as Landlord under this Lease, provided that Tenant’s right to possession continues unabated and Tenant’s rights under this Lease continue undiminished, subject to the otherwise applicable provisions contained herein. Landlord agrees to obtain a Subordination, Non-Disturbance and Attornment Agreement from its current lender(s) and the ground lessor, if any, substantially in accordance with the form attached hereto as Exhibit F (“SNDA”), and deliver same to Tenant prior to the execution hereof or within thirty (30) days thereafter. If said SNDA from Landlord’s current lender(s) and the ground lessor, if any, is not so delivered, Tenant may, at its option, terminate this Lease by written notice to Landlord. In addition, Landlord agrees to obtain a SNDA from any future lender within thirty (30) days after Landlord obtains financing from such lender; provided that if such SNDA is not so delivered, Tenant shall not be required to subordinate its rights under this Lease to such future lender’s mortgage or deed of trust. In connection herewith, Landlord represents and warrants that Landlord is the current the simple owner of the Property, subject to no mortgage, deed of trust or similar security instrument.
     23.3 Notices to Mortgagees. Provided Landlord advises Tenant of an existing mortgagee from time-to-time, Tenant agrees to give any mortgagee, by registered mail, a copy of any notice of default served upon Landlord. Tenant further agrees that if Landlord shall have failed to cure such default, then such mortgagee shall have an additional thirty (30) days within which to cure such default, or if such default cannot reasonably be cured by such mortgagee within thirty (30) days, such mortgagee shall have such additional time as may be necessary to cure such default (including, without limitation, time necessary to obtain possession of the Property if possession is necessary to cure such default), but not in excess of sixty (60) days and Tenant shall not pursue any remedies it may have for such default and this Lease shall not be terminated, while such cure is being diligently pursued.
     23.4 Covenant of Title and Quiet Possession. Landlord represents and warrants to Tenant that (a) Landlord is the fee simple owner and record title holder of the Property, (b) to the best of its actual knowledge Landlord has not received any notice, and does not have any knowledge of, any eminent domain or similar proceeding which would affect all, or any portion, of the Property, (c) Landlord has the full right, power and authority to make this Lease, (d) no restrictive covenant, easement, lease or other written agreement restricts, prohibits or otherwise affects Tenant’s rights set forth in this Lease, including without limitation, rights to signage, construction, permitted use or ingress and egress to and from the Premises and across the Property, and (e) Tenant or any permitted assignee or sublessee of Tenant, upon payment of the Rent and performance of the covenants required hereunder, shall and may peaceably and quietly have, hold and enjoy the Premises during the Term or any Renewal Term of this Lease. Additionally, Landlord shall take no action that will interfere with Tenant’s intended use of the Premises or parking, signage or ingress or egress to or from the Premises or across the Property except as otherwise permitted hereunder.
     24. MISCELLANEOUS.
     24.1 Definition of Landlord. For purposes of this Lease, Landlord shall mean Landlord hereinabove named, except that in the event of any sale or other transfer of the Property or the Building, the seller or transferor (and the beneficiaries of any selling or transferring land trust) shall be and hereby is and are entirely freed and relieved of all agreements, covenants and obligations of the Landlord hereunder accruing from and after the effective date of such transfer, and without further agreement between the parties and the purchaser or transferee on any sale or transfer, such purchaser or transferee shall be deemed and held to have assumed and agreed to carry out any and all agreements, covenants and obligations of the Landlord hereunder accruing from and after the effective date of such sale or transfer.
     24.2 Real Estate Brokers. Tenant represents that Tenant has dealt with no broker in connection with this Lease other than Julien J. Studley, Inc. (the “Broker”), and that insofar as Tenant knows, no other broker or finder negotiated this Lease or is entitled to any fee or commission in connection herewith other than Julien J. Studley, Inc. pursuant to a separate agreement between Landlord and Broker. Tenant agrees to indemnify, defend and hold the Landlord Parties free and harmless from and against all claims for broker’s commissions or finder’s fees by any person claiming to have represented or procured, or to have been engaged by, Tenant in connection with this transaction other than the Broker. Landlord represents that Landlord has dealt with no broker in connection with this Lease other than the Broker and that insofar as Landlord knows, no other broker or finder negotiated this Lease or is entitled to any fee or commission in connection herewith. Landlord agrees to indemnify, defend and hold Tenant free and harmless from and against all claims for broker’s commissions or finder’s fees by any person claiming to have represented or to have been engaged by Landlord in connection with this transaction.
     24.3 Cumulative Remedies. All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights and remedies allowed by law.
     24.4 Default Interest. All payments becoming due under this Lease shall be considered as Rent, and if any such payments remain unpaid for more than five (5) days after the date when due, such payments shall bear interest from the date when due until the date paid at a rate of interest equal to three percent (3%) in excess of the rate announced or published from time to time by LaSalle Bank at its office in Chicago, Illinois as its prime or equivalent base rate of interest adopted as a general benchmark from which LaSalle Bank determines the floating interest rates chargeable on various loans to borrowers from time to time. Landlord’s right to receive such interest shall not, in any way, limit any of Landlord’s other remedies under this Lease or at law or equity.
     24.5 Grammatical Interpretation. The word “Tenant” wherever used herein shall be construed to mean Tenants in all cases where there is more than one Tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.
     24.6 Successors and Assigns. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit, not only of Landlord and of Tenant, but also of their respective heirs, legal representatives, successors and assigns, provided this clause shall not permit any assignment contrary to the provisions of Section 11 hereof.
     24.7 No Oral Modifications. All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authorization signed by Landlord.
     24.8 Environmental Matters. Landlord hereby represents and warrants to the best of its actual knowledge, that except as otherwise set forth in that certain environmental report, dated May 31, 2003, by ATC Associates Inc., no Hazardous Materials (as defined in Section 22(o)) are in under or on the Property and that the soil, groundwater and soil vapor on, in or under the Property is free of Hazardous Materials as of the date hereof. Moreover, Landlord hereby represents and warrants to the best of its actual knowledge, that except as otherwise set forth in the environmental report enumerated above, no leak, spill, discharge, emission or disposal of Hazardous Materials has occurred in, under or on the Property. Landlord hereby agrees to indemnify, defend and hold Tenant and Tenant’s shareholders, officers, directors, employees and agents harmless from any claims, judgments, fines, penalties, costs (including reasonable attorney, consultant and expert fees), liabilities (including sums paid in settlement of claims), or loss which arise during or after the Term, in connection with the presence or suspected presence of Hazardous Materials at the Property, except to the extent such Hazardous Materials are present as the result of the acts of Tenant, or its agents, employees, contractors or invitees as more specifically set forth in Subsection (o) of Section 22 hereof. If, during the term of this Lease or any renewal hereof, any governmental authority requires the investigation, remediation and/or monitoring of Hazardous Materials at the Premises or the Property which are not present as a result of the acts of Tenant, or its agents, employees, contractors or invitees, and such investigation, remediation and/or monitoring materially and adversely affects business operations or poses a safety threat to Tenant’s employees or invitees, Tenant shall (a) receive an equitable abatement of Rent from the date such interference or safety hazard occurs to the date such interference or safety hazard are no longer present, and (b) have the right to terminate this Lease if Tenant is unable to operate its business in the Premises for in excess of sixty (60) days as of the result thereof. The indemnity of Landlord herein shall survive indefinitely.
     24.9 No Air Rights. No rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

     24.10 Intentionally Deleted
     24.11 Landlord’s Title. Landlord’s title to the Property is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord to the Property.
     24.12 Recording. The parties hereto agree that on or about the date of the execution of this Lease, a Memorandum hereof containing therein the identification of the parties to this Lease, the Term, the Renewal Options as more specifically set forth in Section 27 hereof and the Option to Purchase and Right of First Refusal as more specifically set forth in Section 28 hereof shall be executed by the parties in recordable form and shall be filed of record with the Lake County (Illinois) Recorder’s Office.
     24.13 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party, to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of lessor and lessee.
     24.14 Limitation of Liability. Any claim against, or liability or obligation of, Landlord under this Lease or relating to the Premises or the Property shall be limited solely to and satisfied solely from the interest of Landlord in the Property, and none of the Landlord Parties shall be individually or personally liable for any claim arising out of this Lease or relating to the Premises or the Property. A deficit capital account of any partner in Landlord shall not be deemed an asset or property of Landlord.
     24.15 Excuse for Non-Performance. Except as expressly provided to the contrary in this Lease and the Work Letter, this Lease and Landlord’s or Tenant’s obligations or covenants and agreements hereunder shall not be impaired or affected, and a respective party shall not be in default hereunder, if it is unable to fulfill any of its obligations under this Lease because of any accident, governmental restriction, inability to obtain fuel or materials, strike or lockout (whether legal or illegal), act of God or other event, occurrence or circumstance beyond its reasonable control.
     24.16 Late Charge. If any payment or installment of Rent owed by Tenant under this Lease or under the Work Letter is not paid when due or within ten (10) days thereafter, in addition to the amounts due under Section 24.4 hereof, Tenant shall pay, as a late charge, an amount equal to the greater of $100.00 or five percent (5%) of the amount overdue for each and every thirty (30) day period or portion thereof that said amount remains unpaid.
     24.17 Exhibits and Schedules. All exhibits and Schedules attached to this Lease are made a part hereof and are incorporated herein by reference.
     24.18 Intentionally Deleted.
     25. PREMISES AND PARKING. The parking area to be constructed on the Property shall consist of no less than one hundred thirty one (131) non-handicapped parking spaces and four (4) handicapped spaces (and to be located in a manner consistent with applicable law) as more specifically shown on the site plan attached hereto as Exhibit G. Landlord hereby represents and warrants to Tenant that the aggregate number of such parking spaces will allow the Property to comply with applicable and zoning and other requirements and will be in compliance with all private covenants, conditions and restrictions applicable to the Property. Moreover, Landlord hereby represents and warrants that the Building will upon completion be in conformity with all covenants, conditions and restrictions to which the Property is subject, including, without limitation, any such matters imposed by applicable instrument filed of record against the Property.
     26. SIGNAGE. Prior to the Commencement Date, Landlord will approve one (1) ground mounted sign (the “Monument Sign”) for the Building containing Tenant’s name only. The Monument Sign shall be located on the Land in the approximate location shown on Exhibit H attached hereto and made a part hereof. The size, color, material, content, manner of Installation and general appearance of the Monument Sign shall comply with all covenants, conditions and restrictions of record encumbering the Property and all reasonable rules, regulations and guidelines imposed from time to time by the Amhurst Lake Business Park Association (or any subdivision or committee thereof), and the City of Waukegan. Following the installation of the Monument Sign, Tenant shall, at its sole cost, keep the Monument Sign in good condition and repair. Tenant shall have the right of exclusive building signage, subject to Landlord’s prior written approval as to appearance and content, which approval shall not be unreasonably withheld, conditioned or delayed. The cost of such Building Signage shall be at Tenant’s sole cost and expense.
     27. OPTION TO RENEW TERM.
     27.1 Renewal Option. Subject to the terms and conditions set forth below in this Section 27, this Lease may be extended at Tenant’s option (the “Renewal Option”) for two (2) periods of five (5) years each. Each period is called the “Renewal Term”. The Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease (excluding the Work Letter), except for the amount of Base Rent payable during the Renewal Term, which shall be determined in accordance with Section 27.2 below. Any reference in this Lease to the “Term” shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no extension or renewal option other than the Renewal Option. Any termination of this Lease or of Tenant’s right of possession shall terminate all of Tenant’s rights under this Section. Tenant shall exercise the Renewal Option by delivering written notice thereof to Landlord not less than nine (9) months prior to the first day of a respective Renewal Term. If Tenant fails to deliver any such notice when due as provided in the immediately preceding sentence, Tenant shall be deemed to have irrevocably waived its right to exercise a Renewal Option.
     27.2 Base Rent During the Renewal Terms. The Base Rent during the first (1st) Lease Year of each Renewal Term shall be based on an annual base rental rate per square foot equal to ninety five (95%) of the then Prevailing Market Rental Rate for the Premises. For purposes of this Lease, “Prevailing Market Rental Rate” shall mean the then prevailing per rentable square foot market rental rate per annum for Base Rent i.e., net of the Tax Amount and Operating Expense Amount) for the Premises based on buildings situated in Lake County,

Illinois which are comparable to the Building in age and quality, (but excluding any leases where a tenant has an equity interest in the property), for a 5-year term commencing on or about the first day of the Renewal Term. Prevailing Market Rental Rate shall also be determined by taking into consideration the present value of the amount of any then market brokers’ commissions and any then market tenant improvement, free rent or other concession which would be available to a third party tenant. Base Rent shall increase each Lease Year during the Renewal Term by the then prevailing market escalations, if any, in Lake County, Illinois for buildings which are comparable to the Building in age and quality, and such escalations shall be taken into account in calculating the Prevailing Market Rental Rate. Tenant’s obligation to pay the Tax Amount the Operating Expense Amount pursuant to the terms hereof shall continue during the Renewal Term. If the parties hereto cannot agree on the Prevailing Market Rental Rate and escalations within thirty (30) days after Tenant’s exercise of the Renewal Option, each party shall select an independent real estate broker authorized to do business in the State of Illinois with substantial presence within Lake County, Illinois. Those two brokers shall, in turn, within ten (10) days after the last is so appointed mutually agree upon a third real estate broker licensed to do business in the State of Illinois with a substantial presence in Lake County, Illinois (the “Arbitrating Broker”). The Arbitrating Broker shall within thirty (30) days after his or her appointment determine the prevailing Market Rental Rate and prevailing market escalations, if any, to be applicable during a respective Renewal Option, and such determination by the Arbitrating Broker shall be binding on Landlord and Tenant for all purposes hereof.
     27.3 Conditions to Exercising the Renewal Option. Tenant’s right to exercise the Renewal Option is subject to the conditions that on the date that Tenant delivers its written notice exercising its Renewal Option: (i) Tenant is not in default under this Lease; and (ii) no event has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute a default under this Lease.
     28. OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL.
     28.1 Option to Purchase. Subject to the terms and conditions set forth below in this Section 28 for the period commencing on the Commencement Date and ending on the last day of the sixth (6th) full calendar month thereafter (“Option Period”) Tenant shall have a continuing option to purchase the Property (the “Purchase Option”). The parties shall execute a Purchase and Sale Agreement to be prepared by Landlord’s counsel as soon as and in such form as is commercially reasonable for properties similarly situated in Lake County, Illinois containing therein such other terms as the parties may mutually agree, which provisions shall include, but not be limited to, the following:
     (a) The Purchase Price shall be determined accordance with the provisions contained in Section 28.2 hereof;
     (b) Tenant’s shall have the right to perform all testing in respect of the Property as it shall determine reasonable at its sole cost, provided, however, that invasive testing may only be performed upon Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

     (c) A written warranty in respect of latent defects shall be included to the extent the First Lease Year hereunder shall not have expired as of the closing; otherwise the Property shall be sold on an “as-is where is” basis and Landlord shall assign to Tenant any warranties from third parties in respect of the Property;
     (d) The Closing Date shall be within sixty (60) days after Tenant’s exercise of the Purchase Option; but not earlier than the first business day immediately following the last day of the first Lease Year hereunder, and the closing shall occur through an escrow with Gina Giannelli at Chicago Title Insurance Company (which shall also be the title insurer);
     (e) Purchaser shall have the right to assign the Purchase and Sale Agreement to an Affiliate or to any one or more of its then shareholders or any entity related by him or them for the purpose of owning the Property, provided, however, that Tenant shall advise Landlord of the identity of the Assignee at least ten (10) business days prior to closing and provided Tenant’s obligations are assumed by such Assignee and Tenant remains liable thereunder; and
     (f) Seller shall pay for the owner’s policy of title insurance, state and county transfer taxes and one-half of the fees attributable to the closing escrow. Tenant shall pay for all endorsements required in respect of its owner’s policy, any third party reports required by it (and Landlord shall make available to Tenant its most recent ALTA Survey of the Real Property for updating and recertification) and one-half of the fees in connection with the closing escrow. Local transfer taxes, if any, shall be paid by the party designated by the applicable ordinance. Any other items of proration shall be prorated in accordance with local usage and custom.
     During the Option Period, Tenant shall have the exclusive right to purchase the Property and Landlord shall neither solicit nor accept any offers for the sale of the Property.
     28.2 Purchase Price. The Option to Purchase shall be based on a Purchase Price for the Property of Four Million Three Hundred Forty Five Thousand Two Hundred and No/100 Dollars ($4,345,200.00) subject to recalculation of the square footage of the Premises per Landlord’s architect, which Purchase Price shall be inserted into the Purchase and Sale Agreement.
     28.3 Right of First Refusal. If at any time after the expiration of the Option Period hereunder, Landlord accepts a written proposal (the “Proposal”) from a third party for the purchase of the Property (and Landlord hereby covenants and agrees that it shall accept no offer involving anything other than an all cash Purchase Price), then Landlord shall give written notice thereof to Tenant (“Landlord’s Purchase Option Notice”). Landlord’s Purchase Option notice shall contain the material terms and provisions of the Proposal and identify the third party. Tenant shall notify Landlord within three (3) business days after Landlord’s delivery of Landlord’s Purchase Option Notice whether Tenant elects to exercise its right to purchase the Property on the terms set forth in Landlord’s Purchase Option Notice. If Tenant fails to notify Landlord within said three (3) business day period of Tenant’s election to exercise its right to purchase the Property, Tenant shall be deemed to have waived its right to exercise its right to purchase the Property and Landlord shall be free to sell the Property on the terms and conditions and to the third party and within the time period contained in Landlord’s Purchase Option Notice. If the sale by Landlord pursuant to the Purchase Option Notice is not consummated in accordance with the terms thereof, the Property shall again be subject to the provisions of this Section 28.3. If Tenant exercises its right to purchase the Property, then within fifteen (15) days after Tenant’s exercise, Landlord and Tenant shall enter into a purchase and sale agreement for the Property on substantially all of the terms and conditions specified in Landlord’s Purchase Option Notice.
     28.4 Conditions to Exercising Purchase Option or Right of First Refusal. Tenant’s right to exercise its right to purchase the Property pursuant to Sections 28.1 and 28.3 hereof is subject to the conditions that on the date that Tenant delivers its written notice exercising its Purchase Option or exercising its Right of First Refusal; (i) Tenant is not in material default under this Lease; and (ii) no event has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute a material default under this Lease.
     29. COUNTERPARTS. This Lease may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]
[Signatures Begin on Next Page]

     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the date first above written.

TENANT

COLEMAN CABLE, INC., a Delaware corporation

By:	/s/ Richard N. Burger

Name:	Richard N. Burger

Its:	Executive Vice President/CFO

LANDLORD

PANATTONI DEVELOPMENT COMPANY, LLC,
a California limited liability company

By:	/s/ Michael Murphy

Name:	Michael Murphy

Its:	Partner

Exhibit A
Legal Description of the Land
PARCEL 2: (COLEMAN}
That part of Lots 139 thru 1 51, inclusive, in Amhurst Lake Business Park Phase One, being a subdivision of parts of the Southwest Quarter of Section 31, Township 45 North, Range 12, and the Southeast Quarter of Section 36, Township 45 North, Range 11, and the Northeast Quarter of Section 1, Township 44 North, Range 11, and the Northwest Quarter Of Section 6, Township 44 North, Range 12-;-East of the Third Principal Meridian, according to the Plat thereof recorded September 7, 1989 as Document 2828136 and according to the Certificate of Correction thereof recorded October 3,1989 as Document 2837031, described as follows: Beginning at the Southeast corner of said Lot 139; thence South 84 degrees 28 minutes 00 seconds West along the South line of said Lot 139 a distance of 20.85 feet thence North 26 degrees 56 minutes 00 seconds West 31.02 feet; thence North 26 degrees 04 minutes 00 seconds West 61.88 feet; thence North 21 degrees 14 minutes 00 seconds West 49.46 feet; thence North 42 degrees 06 minutes 57 seconds West 29.86 feet; thence South 65 degrees 28 minutes 00 seconds West 22.00 feet; thence South 50 degrees 06 minutes 00 seconds West 30.00 feet; thence South 27 degrees 07 minutes 00 seconds West 30.00 feet; thence South 27 degrees 50 minutes 00 seconds West 60.00 feet; thence South 68 degrees 26 minutes 00 seconds West 54.00 feet; thence South 77 degrees 43 minutes 00 seconds West 47.00 feet; thence South 64 degrees 35 minutes 00 seconds West 28.00 feet; thence South 38 degrees 13 minutes 00 seconds West 40.00 feet to a point on the South line of said Lot 139; thence South 84 degrees 28 minutes 00 seconds West along the South line of said Lot 139 a distance of 16.49 feet to the Southwest corner of said Lot 139; thence North 57 degrees 14 minutes 11 seconds West 42.65 feet to a point on a line. 33.47 feet West of and parallel with the East line of said Lots 146 thru 151, said point being also 73.00 feet North of, as measured perpendicular to, the South line of said Lot 151; thence North 05 degrees 32 minutes 00 seconds West, along said parallel line, being 33.47 feet West of the East line of said Lots 146 thru 151, a distance of 496.87 feet; thence North 21 degrees 22 minutes 54 seconds East, 90.1 5 feet to a point on a line 7.34 feet East of and parallel with the West line of said Lot 145; thence North 05 degrees 32 minutes 00 seconds West along said parallel line, being 7.34 feet East of the West line of said Lot 145 a distance of 42.89 feet to a point on a curve on the North line of said Lot 145; thence Easterly along the arc of a curve, being the Northerly line of said Lot 145, concave to the South, having a radius of 862.73 feet, having a chord bearing of South 89 degrees 16 minutes 58 seconds East for a distance of 171.14 feet to a point of tangency; thence South 83 degrees 36 minutes 00 seconds East 105.74 feet to a point of curvature; thence Southeasterly along the arc of a curve concave to the Southwest, having a radius of 40.00 feet, having a chord bearing of South 41 degrees 48 minutes 00 seconds East for a distance of 58.36 feet to a point of tangency; thence South 00 degrees 00 minutes 00 seconds East 187.28 feet to a point of curvature; thence Southerly along the arc of a curve, concave to the Rug 2803 12:59p Midwest Technical Consult 6305050318 p.5 East, having a radius of 780.00 feet 7 having a chord bearing of South 12 degrees 00 minutes 00 seconds East for a distance of 326.73 feet to a point of tangency; thence South 24 degrees 00 minutes 00 seconds East 57.39 feet to the Place of Beginning; except that part described as follows:
That part of Lots 146 thru 151, inclusive, in Amhurst Lake Business Park Phase One, being a Subdivision of parts of the Southwest Quarter of Section 31, Township 45 North, Range 12, and

the Southeast Quarter of Section 36, Township 45 North, Range 11, and the Northeast Quarter of Section 1, Township 44 North, Range 11, and the Northwest Quarter of Section 6, Township 44 North, Range 12, East of the Third Principal Meridian, according to the Plat thereof recorded September 7, 1989 as Document 2828136 and according to the Certificate of Correction thereof recorded October 3, 1989 as Document 2837031, described as follows:
Commencing at the Northeast corner of said Lot 146; thence South 05 degrees 32 minutes 00 seconds East along the East line of said Lot 146 a distance of 57.39 feet to the Place of Beginning; thence continuing South 05 degrees 32 minutes 00 seconds East along the East line of said Lot 146 a distance of 47.32 feet; thence South 21 degrees 22 minutes 54 seconds East 26.51 feet to a point on a line 12.00 feet West of and parallel with the East line of said lots 146 through 151, inclusive; thence South 05 degrees 32 minutes 00 seconds East along said parallel line, being 12.00 feet West of the East line of said lots 146 through 151, inclusive, a distance of 475.00 feet; thence South 84 degrees 28 minutes 00 seconds West 21.47 feet to a point on a line 33.47 feet West of and parallel with the East line of said Lots 146 through 151, inclusive; thence North 05 degrees 32 minutes 00 seconds West along said parallel line, being 33.47 feet West of the East line of said Lots 146 through 151, inclusive, 480.14 feet; thence North 21 degrees 22 minutes 54 seconds East 73.94 feet to the Point of Beginning; except that part of the above described parcel, lying North of a line 12.40 feet South of and parallel with, the North line of Lots 143 and 148 in said Amhurst lake Business Park Phase One, in lake County, Illinois.1
233-108 COLEMAN/1-2

[1]	The Landlord and Tenant shall confirm in writing prior to the Commencement Date that the legal description of the land set forth in this Exhibit A is correct or if such legal description of the land requires changes for whatever reason then Landlord and Tenant shall replace Exhibit A with a revised legal description of the land.

Exhibit B
Plan of the Premises

[SITE PLAN]

Exhibit C
Work Letter
     All of the terms and conditions of the Lease are incorporated herein by reference and, except as may be expressly set forth to the contrary in this Work Letter or the Lease, shall apply as fully to this Work Letter as to the Lease. The capitalized terms used but not defined in this Work Letter shall have the meanings ascribed to them in the Lease.
     1. Construction of Tenant Improvements. Landlord shall, at its sole cost up to a total cost of One Million Two Hundred Seven Thousand and No/100 Dollars ($1,207,000.00) ($40.00 per rentable square foot) (“Tenant Improvement Allowance”), provide the construction material, hardware and equipment (including HVAC and electrical material, hardware and equipment) and the labor to construct the Tenant Improvements within the Premises. Tenant shall pay that part of the total cost of the Tenant Improvements that exceeds One Million Two Hundred Seven Thousand and No/100 Dollars ($1,207,000.00). Not more than One Hundred Twenty Five Thousand and No/100 Dollars ($125,000.00) of the Tenant Improvement Allowance shall be used by the Tenant for Tenant’s furniture, fixtures, and equipment. If the total cost of the Tenant Improvements exceeds One Million Two Hundred Seven Thousand and No/100 Dollars ($1,207,000.00), Tenant shall pay to Landlord such costs in one lump sum payment within thirty (30) days after written demand for said payment. If the total cost of the Tenant Improvements is less than One Million Two Hundred Seven Thousand and No/100 Dollars ($1,207,000.00), Tenant shall receive a credit against monthly Base Rent which credit shall commence on the Rent Commencement Date and shall be utilized towards the first installments of monthly Base Rent due under the Lease; provided, however, that for any calendar month or part thereof during the Term, Tenant may not receive a credit against monthly Base Rent of more than three-fourth (3/4) of the monthly Base Rent due and owing for such month. “Tenant Improvements” means (i) the materials, hardware and equipment to be incorporated into the Premises pursuant to the Plans (as defined below and as the same may be modified pursuant to Section 3 of this Work Letter), and the labor to construct and install such items, (ii) the other building standard items described in the Plans, as the same may be modified pursuant to Section 3 of this Work Letter, and (iii) the preparation of the Plans by Eckenhoff Saunders Architects (the Architect). The Tenant Improvements shall be constructed in accordance with the General Contractor Agreement attached hereto as Schedule 7. The parties agree to the preliminary base building plans to include, the base building space plan attached hereto as Schedule 3, the base building site plan attached hereto as Schedule 4, the base building outline specifications attached hereto as Schedule 5 and the base building elevation attached hereto as Schedule 6 (collectively, the “Base Building Plans”). The parties agree to cooperate in good faith to approve as soon as reasonably possible in writing the final Base Building Plans by not later than forty (40) days from the date of this Lease. At such time as the final Base Building Plans have been approved in writing by Landlord and Tenant, Landlord will cause the base building to be constructed or installed on the property in conformity with such final Base Building Plans. The parties hereby acknowledge that Tenant has hired the Architect and may hire an additional third party architect or designer to perform certain interior design services for the Premises, and Landlord and Tenant hereby agree that the Architect’s charges as well as other third party architect or designer charges for such interior design services shall be included in determining the total cost of the Tenant Improvements pursuant to this Section 1, but that any improvements, work, furnishings, furniture or other matters designed by the Architect or other third party architect or designer as a part of such interior design services shall not be part of the Tenant Improvements, and Landlord shall have no liability or responsibility therefor. Landlord shall proceed diligently to cause the Tenant Improvements to be substantially completed substantially in accordance with the Plans and the terms and conditions of the Lease. All architects, engineers, contractors, subcontractors, suppliers, manufacturers or materialmen performing services or supplying materials in connection with the design and/or construction of the Tenant Improvements (the “Contractors”) shall be selected by Landlord or Tenant, subject to mutual agreement, and shall enter into contracts directly with Landlord or Tenant, subject to mutual agreement, for the provision of services and materials. Landlord agrees that the Tenant Improvements shall be done in a first-class, workmanlike manner using only good grades of material and shall be performed in accordance with Laws.
     2. The Plans. Landlord and Tenant shall approve, but not later than the date of this Lease, the Base Building Plans and the preliminary description of the Tenant Improvements attached to this Work Letter as Schedule 1 and made a part hereof. Landlord will cause to be prepared, and Landlord and Tenant shall act in good faith and cooperate with each other to finalize and approve as soon as reasonably possible, the plans, drawings and specifications for the Tenant Improvements based on the description in Schedule 1. Based on the preliminary plans, drawings and specifications for the Tenant Improvements and the Base Building Plans approved by Landlord and Tenant, Landlord shall cause the final plans, drawings and specifications for the Tenant Improvements and the final Base Building Plans (collectively “Working Drawings”) to be prepared and delivered to Tenant within two (2) weeks of the date of this Lease. Within five (5) days after Landlord’s delivery of the Working Drawings to Tenant, Tenant shall approve or disapprove the same in writing, which approval shall not be unreasonably withheld; provided, however, that Lessee may only disapprove the Working Drawings which are not required or approved by any governmental agencies or authorities and to the extent such Working Drawings are materially inconsistent with the Base Building Plans or preliminary plans, drawings and specifications for the Tenant Improvements, or to propose modifications which are consistent with the Base Building Plans or preliminary plans, drawings and specifications for the Tenant Improvements and only if Tenant delivers to Landlord within such five (5) day period, specific changes proposed by Tenant which (i) are consistent with the preliminary Base Building Plans and preliminary plans, drawings and specifications for the Tenant Improvements and (ii) do not constitute design problems. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause the Working Drawings to be revised to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. The Working Drawings approved by the parties shall be referred to as the “Plans”. Landlord and Tenant shall approve the Plans not later than forty (40) days from the date of this Lease.
     3. Changes to the Plans.
     3.1 Tenant Changes to the Plans. Tenant may propose one or more changes to the Plans to Landlord at any time before the Substantial Completion Date (as defined below), and, as promptly as reasonably practicable after the receipt and approval thereof by Landlord (which approval may be withheld in Landlord’s sole discretion), Landlord shall provide Tenant with a written estimate of the delay (if any) in the Substantial Completion Date (which delay shall be a Tenant Delay [as defined below]) and the additional cost (if any) to complete the Tenant Improvements which will result from such change (whether hard costs or soft costs), which costs shall include, without limitation: (i) the actual cost of all materials, supplies, equipment and labor used or supplied in making the proposed change, including general conditions and any contractor’s fees; (ii) any architect and engineer fees; (iii) a contractor’s fee pursuant to the General Contractor Agreement set forth in Schedule 7; and (iv) any other additional costs and expenses of owning and operating the Premises during the extended construction period (if any) resulting from such change(s). If Tenant fails to approve the estimate within five (5) business days after delivery of same, Tenant shall be deemed to have abandoned its request for such change, and the Tenant Improvements shall be constructed substantially in accordance with the then existing Plans. If Tenant approves the estimate within said 5-day period by signing and returning a copy of Landlord’s estimate, Landlord shall cause the Tenant Improvements to be constructed substantially in accordance with the Plans as so revised. If and to the extent there are actual increased costs due to Tenant’s changes in the Plans, such amount shall be charged as a Tenant Improvement cost per Paragraph 1 of this Work Letter and if the total Tenant Improvement costs thereby exceed One Million Two Hundred Seven and No/100 Dollars ($1,207,000.00), then Tenant shall pay such amount to Landlord within thirty (30) days after Tenant’s receipt of demand therefor. Unless requested in writing by Tenant to the contrary, Landlord shall continue with construction of the Tenant Improvements according to the then existing Plans during the tendency of any proposed change in the Plans until such change is approved by Landlord and Tenant as provided above. Any delay resulting from a halt in construction requested in writing by Tenant shall constitute a Tenant Delay.
     If Tenant approves Landlord’s estimate of the time and cost of a proposed change to the Plans: (a) Tenant shall be liable for the actual cost of such change, whether or not such actual cost exceeds Landlord’s estimate, and (b) Landlord shall not be liable for any delay in the Substantial Completion Date resulting from the requested change, whether or not the delay exceeds Landlord’s estimate, and any such delay shall be a Tenant Delay. Upon Tenant’s request, Landlord shall provide Tenant with reasonable evidence of the actual cost of such change and the basis for any delay in the Substantial Completion Date resulting from such change.
     If Tenant requests a change to the Plans pursuant to this Section 3.1, and Tenant does not ultimately approve the resulting revised Plans or estimate, Tenant shall promptly reimburse Landlord, as Additional Rent, for any reasonable costs and expenses resulting from such requested changes incurred by Landlord.
     3.2 Landlord Changes to the Plans. Landlord may make changes to the Plans without Tenant’s consent, provided that such changes (i) are necessary to address field conditions, (ii) will not create any additional monetary obligation for Tenant under the Lease, (iii) are in material conformity with the Plans (as they may have been previously revised by permissible Tenant and/or Landlord changes thereto), and (iv) will not result in the use of materials or equipment which are of a materially lesser quality than those specified in the Plans.
     4. Punchlist Items. Before Tenant takes occupancy of the Premises, but no later than fifteen (15) days after the Substantial Completion Date, Landlord, Landlord’s architect,

Tenant and at Tenant’s election, Tenant’s consulting architect or other construction consultants shall conduct an inspection of the Premises, and work in good faith to jointly prepare a punchlist for the Tenant Improvements. Subject to Landlord’s obligations for latent defects under Section 8 of the Lease, any items not on such punchlist shall be deemed accepted by Tenant. Landlord shall complete all punchlist items within thirty (30) days after such punchlist items are finally determined, subject to extension due to any Tenant Delay or Force Majeure Delay (as hereinafter defined), it being expressly understood and agreed that to the extent any punchlist items are not, with due diligence, susceptible of being completed within said thirty (30) day period, then provided that Landlord has promptly commenced and thereafter prosecutes the completion of such punchlist with due diligence to the extent within its reasonable control, then such thirty (30) day period shall be extended for any additional reasonable period following the removal of the condition preventing Landlord from the completion thereof, and Landlord shall not be deemed in default hereunder on account of such delay.
     5. Representatives of Landlord and Tenant. Landlord designates Michael Murphy as its representative(s) for all purposes of this Work Letter. Tenant designates Richard Dale as its representative for all purposes of this Work Letter. Wherever this Work Letter requires any notice to be given to or by a party, or any determination or action to be made or taken by a party, the representative(s) of each party shall act for and on behalf of such party, and the other party shall be entitled to rely thereon. Either party may designate one or more additional or substitute representatives for all or a specified portion of the provisions of this Work Letter, subject to notice to the other party of the identity of such additional or substitute representative(s).
     6. Delay in the Commencement Date.
     6.1 The Substantial Completion Date. If the base building and Tenant Improvements have not been substantially completed on or before June 1, 2004, then the Commencement Date shall be the Substantial Completion Date. The “Substantial Completion Date” shall mean the earliest to occur of: (i) the date on which Landlord receives the approval from the City of Waukegan authorizing occupancy of the Premises by Tenant, which approval may take the form of a conditional certificate of occupancy so long as Tenant may occupy the Premises, or (ii) the date on which Landlord’s architect issues a certificate to Landlord and Tenant stating that the Tenant Improvements have been substantially completed substantially in accordance with the Plans, or (iii) if the substantial completion of the Tenant Improvements has been delayed as a result of one or more Tenant Delays (as defined below), the date on which Landlord would have substantially completed the Tenant Improvements but for such Tenant Delays, as so certified by the Landlord’s architect. In no event shall the Commencement Date be earlier than June 1, 2004.
     6.2 Tenant Delays. “Tenant Delay” shall mean any interruption or delay at any time in the progress of the construction of the base building and the Tenant Improvements which is the result of: (i) Tenant changes to the Plans, including, in addition to delays resulting from the actual execution of such changes to the Plans, any delay occurring because the change to the Plans requested by Tenant expressly requires the design or construction of the Premises to be halted or delayed pending resolution of any request by Tenant for a change to the Plans, whether or not the requested change is ultimately approved by Landlord and/or Tenant; (ii) the performance or non-performance of any work at the Premises by Tenant or any person, firm or corporation employed by Tenant; or (iii) any other act or omission of Tenant (for example, but not by way of limitation, failure to timely respond to requests for information or approval of construction related matters submitted by Landlord and failure to act in good faith and to cooperate with Landlord in finalizing and approving the Plans pursuant to Section 2 of this Work Letter).
     6.3 Force Majeure Delays. “Force Majeure Delay” shall mean any interruption or delay at any time in the progress of the construction of the base building and the Tenant Improvements which is not a Tenant Delay and is the result of any Events of Force Majeure. Any delay shall be deemed to be a Force Majeure Delay notwithstanding that Landlord or its agent or Contractor with respect to which the time period for the Force Majeure Delay is being claimed is concurrently delayed by events within its control. For purposes hereof, Events of Force Majeure shall mean any accident, governmental restriction, inability to obtain fuel or materials, strike or lockout (whether legal or illegal), act of God, war, acts of terrorism, any delay by governmental authorities in issuance of permits or approvals, or other event, occurrence or circumstance beyond Landlord’s reasonable control.
     6.4 Notice of Tenant Delays and Force Majeure Delays. Landlord agrees that it shall exercise reasonable efforts to provide Tenant with written notice of any Tenant Delay or Force Majeure Delay (and the expected length of the applicable delay) as soon as reasonably practicable following the date Landlord has been notified of any such delay; provided, however, that Landlord’s failure to furnish such notice shall in no event be deemed to a waiver by Landlord of the Tenant Delay or Force Majeure Delay or otherwise affect the operation of this Section 6. Landlord shall be deemed to have notified Tenant of a Tenant Delay or a Force Majeure Delay if the applicable delay is noted in the written job meeting minutes, if any, prepared by Landlord or any Contractor and furnished to Tenant.
     7. Governmental Approvals. Landlord shall use reasonable and diligent, continuous efforts to obtain all governmental licenses, permits and approvals necessary for the construction of the Tenant Improvements. If Landlord is unable to obtain any permit, license or approval from any governmental authority necessary for the construction of the Tenant Improvements, Landlord may elect to terminate the Lease upon written notice to Tenant delivered within thirty (30) days after agreement upon the final Plans, upon which termination Landlord shall return to Tenant any Security Deposit and Base Rent in Landlord’s possession, and thereafter Landlord shall have no further liability to Tenant hereunder or under the Lease.
     8. Access by Tenant Prior to Commencement Date. Landlord will permit Tenant and Tenant’s agents, suppliers, contractors and workmen to enter the Premises prior to the completion of the Tenant Improvements to enable Tenant to do such other things as may be required by Tenant to make the Premises ready for Tenant’s occupancy, provided that Tenant shall fully perform and comply with each of the following covenants, conditions and requirements:
          (a) Tenant and Tenant’s agents, contractors, workmen, mechanics, suppliers and invitees, shall work in harmony and not interfere with Landlord and Landlord’s agents in performing the Tenant Improvements or work for other tenants and occupants of the Building, and if at any time such entry shall in the judgment of Landlord cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon one (1) day written notice.
          (b) Tenant agrees that any such entry into the Premises shall be deemed to be under all of the terms, covenants, conditions, and provisions of the Lease except the covenant to pay Rent, and further agrees that in connection therewith Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s work or installations made in the Premises or to property placed therein prior to the Commencement Date, the same being at Tenant’s sole risk. In addition, Tenant shall require all entities performing work on behalf of Tenant to provide protection for existing improvements to an extent that is satisfactory to Landlord and shall allow Landlord access to the Premises, for inspection purposes, at all times during the period when Tenant is undertaking construction activities therein. In the event any entity performing work on behalf of Tenant causes any damage to the Tenant Improvements or the property of Landlord or others, Tenant shall cause such damage to be repaired at Tenant’s expense, and if Tenant fails to cause such damage to be repaired immediately upon Landlord’s demand therefor, Landlord may in addition to any other rights or remedies available to Landlord under the Lease or at law or equity cause such damage to be repaired, in which event Tenant shall immediately upon Landlord’s demand pay to Landlord the cost of such repairs as Additional Rent.
          (c) All contractors and subcontractors shall use only those entrances designated by Landlord for ingress and egress of personnel, and the delivery and removal of equipment and material through or across any common areas of the Building or parking areas on the Property shall only be permitted with the written approval of Landlord and during hours determined by Landlord. Landlord shall have the right to order Tenant or any contractor or subcontractor who violates the above requirements to cease work and remove it, its equipment, and its employees from the Building or the Property.
          (d) During the performance of Tenant’s work and Tenant’s fixturing, Landlord may provide trash removal service from a location designated by Landlord. Tenant shall be responsible for breaking down boxes and placing trash in Landlord’s containers at such designated location. Tenant shall accumulate its trash in containers supplied by Tenant and Tenant shall not permit trash to accumulate within the Premises or in the corridors or public areas adjacent to the Premises. Tenant shall cause each entity employed by it to perform work on the Premises to abide by the provisions of this Work Letter as to the storage of trash and shall require each such entity to perform its work in a way that dust and dirt is contained entirely within the Premises and not within any other portion of the Building or the Property and shall cause Tenant’s contractors to leave the Premises broom clean at the end of each day. Should Landlord deem it necessary to remove Tenant’s trash because of accumulation, an additional charge to Tenant will be on a time and material basis.
          (e) Tenant agrees that all services and work performed on the Premises by, on behalf of, or for the account of Tenant, including installation of materials and personal property delivered to the Premises shall be done in a first-class workmanlike manner using only good grades of material, shall be performed in accordance with Laws, and shall be performed only by persons covered by a collective bargaining agreement with the appropriate trade union.
          (f) Tenant agrees to protect, indemnify, defend and hold harmless the Landlord Parties from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including reasonable attorneys’ fees, of whatever nature, including those to the person and property of Tenant, its employees, agents, invitees, licensees and others arising out of or in connection with the activities of Tenant or Tenant’s contractors in or about the Premises and the Property, and the cost of any repairs to the Premises and the Property necessitated by activities of Tenant or Tenant’s contractors.
          (g) Tenant shall secure, pay for, and maintain during the continuance of its work within the Premises, policies of insurance with such coverages and such amounts as Landlord may reasonably require, which policies shall be endorsed to include Landlord and its contractors and their respective employees and agents and any Mortgagee as additional insured parties, and which shall provide thirty (30) days prior written notice of any alteration or termination of coverage. Tenant shall not permit Tenant’s contractors to commence any work until all required insurance has been obtained by Tenant and certificates evidencing such coverage have been delivered to and approved by Landlord in writing.
     9. Termination of Work Letter; Survival of Terms. Landlord and Tenant acknowledge and agree that the provisions of this Work Letter are intended and designed to govern certain rights and obligations of the parties relating to the construction of the Tenant Improvements and other matters prior to the Commencement Date. In the event that Tenant elects that Landlord not construct the Tenant Improvements this Work Letter shall be null and void and be of no force or effect. Accordingly, except as hereinafter set forth in this Section 9, from and after the Commencement Date, the terms and provisions of this Work Letter shall become null and void and of no further force or effect, Notwithstanding anything to the contrary in this Section 9, however, the following provisions shall not terminate and shall continue in full force and effect after the Commencement Date, and shall survive the Commencement Date: Sections 1 and 4 (both of which shall terminate at such time as all punchlist items have been completed and all claims in connection therewith have been satisfied in full); Sections 8(b), 8(e), 8(f), 9 and 10 (which shall remain in effect for the duration of the Term); and Section 11 (which shall terminate at such time as the parties have executed the Confirmatory Memorandum).
     10. Application of Work Letter. This Work Letter shall not be applicable to any space added to the Premises or in the event of a renewal or extension of the Term of the Lease or the exercise of any expansion option granted to Tenant pursuant to the Lease.
     11. Confirmatory Memorandum. At the request of either party, at such time as the Substantial Completion Date has been finally determined, the parties shall jointly execute a written memorandum in the form attached to this Work Letter as Schedule 2, and such memorandum shall be attached to and become a part of the Lease.

SCHEDULE 1
DESCRIPTION OF TENANT IMPROVEMENTS

[FLOOR PLAN]

SCHEDULE 2
Form of Confirmatory Memorandum
     PANATTONI DEVELOPMENT COMPANY, LLC, a California limited liability company (“Landlord”) and COLEMAN CABLE SYSTEMS, INC. (“Tenant”) hereby execute and deliver this Confirmatory Memorandum pursuant to Section 11 of the Work Letter attached as Exhibit C to that certain Lease between Landlord and Tenant dated August ___, 2003.
     1. This Confirmatory Memorandum is for the convenience and reference of the parties. The provisions of the Lease and the Work Letter shall be valid and given their full force and effect with respect to the terms contained in this Confirmatory Memorandum, notwithstanding the failure or refusal of either party to execute this document.
     2. Landlord and Tenant further agree and acknowledge as follows:
          (a) the Substantial Completion Date occurred on                                          2004 and
          (b) the Commencement Date occurred on 2004.
     Executed and delivered as of                     , 2004.

COLEMAN CABLE, INC.,
a Delaware corporation

By:
Name:
Its:

LANDLORD

PANATTONI DEVELOPMENT COMPANY, LLC,
a California limited liability company

By:
Name:
Its:

SCHEDULE 3
BASE BUILDING SPACE PLAN

[FLOOR PLAN]

SCHEDULE 4
BASE BUILDING SITE PLAN

[SITE PLAN]

SCHEDULE 5
BASE BUILDING OUTLINE SPECIFICATIONS

Client:	Coleman Cable
Office Building

Location:	Waukegan, IL

Date:	May 9, 2003
The Project
This outline specification prepared by Panattoni Construction Incorporated (Contractor), defines the scope of work for the design and construction of a 30,175 gross square foot single floor office building on a site of approximately 2.3 acres located on the corner of Lakeside Drive and Shields Drive, Waukegan, IL.
The facility consists of the following areas:

Office Area	30,175 rsf
Total	30,175 rsf
The work will be in general accordance with Contractor’s conceptual site plan sheet dated April 11, 2003.
The Contractor shall have a complete set of certified, final working drawings and specifications prepared in conformance with these outline documents and shall furnish all labor, materials, equipment and supervision necessary for the execution and completion of the work.
DIVISION 1: GENERAL REQUIREMENTS
01-100 LAWS, ORDINANCES, RULES AND REGULATIONS
The Contractor shall be responsible for complying with all building codes and dimensional requirements of zoning ordinances applicable to the building including local city ordinances, Americans with Disabilities Act, and the Occupational Safety and Health Act Provisions applicable to construction sites.
01-200 IMPACT, PERMITS AND CONNECTION FEES:
This proposal includes giving to the proper authorities all notices as required by law relative to the work of this project; apply and pay for all building permits (other than environmental permits if required for Client’s operation) and Contractor’s licenses as are required for construction.

01-312 FIELD ADMINISTRATION PERSONNEL
The field administration personnel shall consist of a project manager, project superintendent. Sub-contractors to provide adequate manpower to maintain the project schedule.
01-400 TESTING
The Contractor shall develop and employ a field testing program for quality control during the course of the project. The Contractor’s testing program shall include soils, cast-in-place concrete, bituminous pavements and structural steel. The Client shall have the right to perform additional independent tests on all materials and equipment furnished for the project at any time.
01-500 QUALITY/TRAINING/SAFETY/PROGRAMS
Quality assurance shall be met through direct supervision, specialized testing and certification by an independent laboratory. Panattoni Construction will maintain safety standards in accordance with state, local safety and insurance standards.
01-510 MOBILIZATION/DEMOLIZATION
As work is commenced, temporary utilities and facilities will be procured as required. Panattoni Construction will be responsible for providing and/or coordinating equipment and materials.
01-520 TEMPORARY CONSTRUCTION FACILITIES
Temporary restrooms, staging and yard area and job-site trailer will be provided by Panattoni Construction. Temporary facilities will be removed and/or relocated as the job progresses.
01-740 CLEANUP AND PUNCH LIST
The Contractor shall be responsible at all times to keep the premises free from excessive accumulations of waste materials and/or rubbish. Periodically, the Contractor shall remove all rubbish and waste materials from the building and the construction site, and at the completion of the project, all debris, tools, scaffolding and surplus materials shall be removed and the project shall be left in “broom-clean” condition.
At time of substantial completion contractor and owner will compile a “punch list” of work to be finished, repaired or touched-up.
DIVISION 2: SITE WORK
02-230 CLEAR AND GRUB
Clear site of trees, stumps, debris, surface vegetation and soil of organic materials.

02-310 GRADING AND EXCAVATION
Grading and earthwork will include the necessary excavation, backfill and rough and fine grading necessary to accomplish the building construction. Topsoil will be respread as necessary to provide 6” of topsoil in landscaped areas. Contractor assumes the site topography is relatively flat and the site contours can be altered to achieve a balanced site and provide adequate storm water drainage away from the building. A final grading plan will be included in the final working drawing set.
Areas to receive bituminous and concrete paving outside the areas of the building structure shall be cut and filled to the grades designed by our Civil Engineer. Fill work in these areas will be with on-site material, compacted to 95% Proctor density.
02-500 UNDERGROUND UTILITIES
All items shall be designed to meet state and local requirements
Sanitary Sewer — A 4” gravity sanitary sewer line will be installed from a main sewer line with sufficient depth located at the property line.
Water — An 8” fire protection and 3” domestic water service will be brought to the building from the water main service located at the property line. Contractor assumes the water main at the property line will have adequate water flow and pressure to supply the needs of the fire sprinkler system.
Storm Sewer — Storm water drainage will be by means of surface runoff to an offsite storm sewer system. Drainage systems, to the maximum extent possible, will utilize surface drainage.
Telephone — An empty conduit stub will be installed through the exterior wall to provide access into the building. Cost of the telephone service will be borne by the Client.
Natural Gas — Natural gas will be brought to the building by the natural gas utility.
02-740 ASPHALT PAVING
The Contractor shall furnish and install all bituminous paved parking lots and driveways.
Parking for approximately 131 cars shall be provided.
Light duty paving at parking stalls shall consist of an 8” stone base and 3” asphalt wearing surface. Auto stall striping and handicap signs are included.
02-775 SITE CONCRETE
This proposal includes B6.12 curb and gutter located at the parking area, the entrance drives, and around the truck apron. Curb and gutter is not included at the fire lane. A broom- finished concrete sidewalk is included at the main office entrance.

DIVISION 3: CONCRETE
03-300 BUILDING FOUNDATIONS
Concrete trench footings will be provided for all load bearing precast walls and exterior walls.
03-310 FLOOR SLABS
4” thick reinforced concrete floor slab on 4” thick compacted granular fill, all concrete to be 4,000 psi compressive strength in 28 days.
The floor slab concrete will be placed with a laser screed, finished with a hard machine trowel finish and installed to floor flatness and floor levelness 1/2’ in 10 ft non cumulative. A 10-foot by 10-foot survey will be completed prior to acceptance to determine levelness. The floor will be measured in accordance with Random Access floor tolerances utilizing Allen Face & Associates’ testing standards. Contractor will provide an independent testing laboratory report stating that the floor slab has been installed in accordance with this outline specification and floor finish tolerances.
The floor slab will be cured with a quality membrane-curing compound. The floor slab will have control joint spacing not to exceed approximately 12’-6” x 12’-6” and control joints will be sawn with soft cut blade method.
The first floor slab of the building shall be constructed to pre-plan in-floor electrical, telephone and data distribution based on a mutually agreeable distribution system.
Live Load — (50) fifty lbs./sf. in accordance with the current Building Code.
03-473 PRECAST
The building exterior shall consist of smooth precast concrete panels finished with accent reveals at the office and packaging and distribution area walls.
The exterior walls of the office and warehouse areas will be approximately 10” insulated load bearing precast concrete wall panels.
Precast panels will be of sufficient height to allow for an average interior clear height of 9’-6” from finish floor to underside of office ceiling.
Insulation for exterior walls will be fiberglass batts or rock wool with a vapor barrier in conjunction with foil faced thermax board to achieve a minimum R-value of ___. Cost for insulation shall be part of the tenant improvement allowance. All exterior soffits and window overhangs will be insulated in a similar manner. Rigid perimeter insulation will be provided to a depth of 2’ below finished grade at all exterior wall.

DIVISION 5: STRUCTURAL STEEL AND METALS
05-120 STRUCTURAL STEEL
The building system will conform to the standards of ACI, ASTM, SJI, and applicable building regulations. The general construction will be steel columns, beams, and steel bar joists carrying metal deck. The finish on all steel will be gray primer paint. Bay size will be approximately 40’-0” x 40’-0”.
05-510 METAL STAIRS, LADDERS AND MISCELLANEOUS
One (1) steel vertical ladder is included inside the building to provide access to the roof through one (1) 2’-6” x 3’-0” roof hatch.
DIVISION 6: CARPENTRY
06-190 MISCELLANEOUS CARPENTRY
All miscellaneous carpentry shall be performed, where applicable, to provide the client with a professional finish.
DIVISION 7: THERMAL AND MOISTURE PROTECTION
07-220 INSULATION
Roof Structure to receive 2.0” isocyanurate rigid insulation with an average R-value of 12.0 located above the roof deck.
07-240 EXTERIOR INSULATION AND FINISHING SYSTEM
Underside of entrances to receive EIFS system.
07-530 EDPM ROOFING
Single ply 45 mil EDPM roofing system with a ten year warranty.
Ballast to be washed, rounded riverbed gravel sized 1”-2” in diameter standard size #3 stone. Stone shall be loose laid over the complete roof at a minimum of 10 psf, 12 psf on a continuous 20 foot wide area along the perimeter and 15 psf over the corner areas (20ft x 20ft)
Minimum R= 12 insulating value. All roof areas will slope to roof drains with interior downspout

SOUND CONTROL
(a)	Adjacent to roof penetrations and HVAC supply

(b)	Sound control will be installed as part of the Tenant Improvement allowance
COMMON AREAS, COLUMNS, PERIMETER CONDITIONS AND BUILDING CORE
1.	As to initial Premises only: the inside face perimeters, interior columns, and Tenant side of core wails shall be drywalled, insulated, spackled, finished, taped and sanded from slab to finish ceiling, ready to accept eggshell paint. All work to be part of the Tennant Improvement Allowance.

2.	All core columns, core side of core walls and base building partitions shall be framed, drywalled, insulated, spackled, finished, taped and sanded from slab to finish ceiling, ready to accept eggshell paint. In addition they shall be fully compliant with appropriate fire-ratings. All work to be part of the Tennant Improvement Allowance.

3.	Code compliant architectural grade wood finished doors, complete with metal frame, trim and hardware, installed at, toilet rooms
PERIMETER WINDOW COVERINGS
1.	Tenant and Landlord shall select a mutually acceptable window blind that shall become the Building standard and Landlord shall supply and install the system for all exterior windows.
TOILET ROOMS
1.	Women’s and men’s toilet rooms, on the floor(s) occupied by Tenant, shall be designed and constructed in compliance with current code requirements, laws and recommendations for size and quantity, including the Americans with Disabilities Act. In addition, toilet rooms shall be consistent with details of design and finish developed by landlord’s architect and mutually approved by Tenant and Landlord including details and methods of installation. The minimum level of design and finish shall not be less than the following:
(a)	Water (hot at 110 degrees and cold) shall be provided for all toilet rooms.

(b)	Lavatory counters shall have p-lam surface tops with bull nose leading edges and splashes with surface mounted lavatories.

(c)	All vertical wet walls shall be finished with five foot height ceramic tile.

(d)	Floors shall be finished with ceramic tile and include recessed floor drains.

(e)	The ceilings shall be ceiling tile.

(f)	Metal toilet partitions shall be ceiling mounted with concealed latch and coat hooks.

(g)	Urinal partitions shall be wall mounted with screens.

(h)	Toilets and urinals shall be floor mounted in all rest rooms.

(i)	All accessories shall be stainless steel and meet the Americans with Disabilities Act and shall include but not be limited to:
(1)	Recessed seat cover dispenser.

(2)	Recessed paper towel dispenser/waste receptacles.

(3)	Recessed feminine napkin vendor.

(4)	Partition mounted roll toilet tissue dispensers.

(5)	Handicap grab bar as required by code.

(6)	Lavatory soap dispensers.
(j)	Toilet room finishes and colors to be consistent with Tenant’s office finishes, as long as cost is not greater than building standard. Electric water coolers will be installed near toilet room entrance.
2.	The layout of each rest room facility within the building shall be per code
07-600 ARCHITECTURAL SHEET METAL
24 gal. Prefinished metal coping.
07-700 ROOF SPECIALTIES AND ACCESSORIES
Provide roof access via interior steel ladder and roof hatch. Ladder to meet all applicable codes.
07-920 MISCELLANEOUS CAULKING
Provide all caulking required to establish a watertight seal between building components.

DIVISION 8: OPENINGS
08-110 EXTERIOR DOORS
Furnish and install Nine (9) exterior exit personnel doors in the precast panels. Doors are to be 1-3/4” hollow metal doors, set in hollow metal door frames, and exterior painted to match the wall.
All door hardware shall be as manufactured by Schlage, Yale, Sargent or an equal commercial grade with its function appropriate for its intended usage.
Weather-stripping and door closers will be provided at all exterior doors.
08-410 GLASS AND GLAZING
Office windows shall be 1” thick thermopane set in anodized black aluminum frames with a thermo-break design. All exterior glass shall be insulated units with the exterior glass tinted gray and the interior light clear.
All window units shall be fixed sash, punched openings. The main exterior entrance door shall be 3’ x 7’ anodized aluminum and glass to match windows. Exterior glass occurring in doors and sidelights shall be tinted, all interior glass shall be clear. Aluminum thresholds shall be provided for all exterior doors. Exterior glass doors shall have 1” insulated glass.
DIVISION 9: FINISHES
09-110 METAL FRAMING AND SHEETROCK
Metal stud framing and sheet rock to be located at the fire pump room only. Tenant improvement framing and drywall is part of T.I. allowance.
09-510 CEILINGS
The building is to be left open to roof deck.
09-600 FLOOR COVERINGS
The warehouse concrete floor slab will receive an application of quality curing and sealing compound.
09-910 WALL PAINTING
All exterior walls will receive a base stained color finish with accent stripe.

DIVISION 13: SPECIAL CONSTRUCTION
13-930 FIRE PROTECTION
A complete fire protection sprinkler system is provided throughout the facility. The system is designed in accordance with NFPA Standards, and applicable local codes. Base building system will have brass upright heads installed.
The office area fire sprinkler system will be designed and constructed via the office build-out allowance. Anticipated work to be turning of the heads down, installing them to proper height, changing of head type and location.
Sprinkler riser, fire department valves, flow switches, and alarms will be installed as required by code.
Sprinkler risers shall be fed from landlord room inside the building.
It shall be the Client’s responsibility to verify with his insurance underwriter that the above coverage will satisfy his specific needs.
DIVISION 15: MECHANICAL
15-100 PLUMBING:
Provide domestic water service from the property line to the building pump room. Provide PVC sanitary sewer pipe from the property line to the interior office.
Roof drains will be piped to a storm drain system. All work to be per local code. Additional plumbing is to be a tenant improvement item.
The building will have a 3” water service.
A minimum of two points of access to domestic cold and hot water, sanitary waste for Tenant’s distribution shall be provided along the main lines to allow for the efficient and economic service of Tenant’s coffee bars and service kitchens.
A minimum of one installed Americans with Disabilities Act accessible drinking water refrigerated fountain per floor, or as per code, whichever is greater.
15-700 HVAC
Gas and electric rooftop air handler units will be installed. Barometric exhaust, economizer, all safeties, hi static motors, all belt drive, anti cycle timers, smoke detectors, adjustable roof curbs with vibration isolation and basic thermostats are all included.

System will be supply and return air drops included, all other runs outs etc. will be part of the office T.I. allowance.
Landlord shall provide and operate a first class quality heating, ventilating and air conditioning (HVAC) System with service available on a year round basis in all occupied areas of the building Tenant shall be permitted to use after-hours HVAC service.
(a)	Indoor winter and summer conditions:
(1)	Indoor winter: 72 dg. F. Dry bulb; Indoor summer. 75 dg F. Dry bulb; with 50% Maximum Relative Humidity.
(b)	Outdoor summer and winter design conditions in accordance with ASHRAE publication #SPCDX, Climatic Data for Region Ten, 5th Edition, May 1982

(c)	Summer Design Condition — 0.5% Column, Winter Design Condition — Median of Extremes.

(d)	Population Density — 1/150 usf.

(e)	Cooling Load:
(1)	4 watts/rsf dissipated heat for lighting and equipment (not including rooms with supplemental cooling such as computer and print rooms or base building equipment).
Outside air requirements consistent with ASHRAE Standard 62-1989.
Maximum sound levels within the space shall not exceed national standards without vibration.
DIVISION 16: ELECTRICAL

16-000 ELECTRICAL
I Electrical Distribution Equipment:
-	1 — 800 amp 480 volt three phase service.
Electrical services shall be in accordance with serving utility requirements including but not limited to all substructures, backboards, switchgear, etc., for complete operating systems. The Landlord shall pay all governmental and utility fees as required for completion of the base building.
Landlord shall provide the main power service from utility provider to the entry point of the Building

Landlord shall furnish on the floor(s) occupied by Tenant all electrical feeders, transformers, distribution panels and branch circuit breaker panels to support the following load requirements: as part of the tenant improvement allowance.
(a)	Connecter Load / 208V/120V Utility Power:
(1)	3 watts/rsf with the number of branch circuits provided on the basis of one (1) 20 ampere, single pole, 120-volt circuit breaker per 100 rsf.
(b)	227V/480V Lighting Power:
(1)	2 watts/rsf with the number of branch circuits based on a load of 3000 watts per 20 ampere, 277 volt branch circuit.
(c)	Power or HVAC:
(1)	As required by Building to support stated electrical demand load.
Demand Load (Consumed).
(a)	5 watts/RSF consumed power on an annualized: basis (excluding power for HVAC) (“Electricity Usage Standard”).
Landlord shall furnish, maintain, and install any separate metering or measuring devices at Landlord’s sole cost.
Emergency Power.
(a)	Landlord shall provide emergency power to operate all essential building services per codes including but not limited to:
(1)	Egress lighting.

(2)	Fire life safety systems.
II Site Lighting:
-	8 — 400 watt Metal Halide wall packs.
III Miscellaneous:
-	9 — Exit/EM combo units with battery back up.

-	Connections to HVAC units.

-	1 — Connection to electric heater in landlord room.

-	1 — GFI in pump room.

-	1 8 foot strip light in pump room.

-	1 — Dedicated outlet for irrigation controller.
IV Site Utility:
-	1 — Transformer Pad.

-	2 — 4” PVC sleeves for ComEd electrical service.

-	1 — 4” PVC sleeve for telephone service.

-	1 — 4” PVC sleeves for Gas service.
V EMERGENCY & EGRESS LIGHTING:
-	Emergency and exit lighting fixtures will be provided to meet all code requirements.
VI LIGHTING CONTROLS:
-	Warehouse area lighting to be circuit breaker switched at electrical distribution panels.
VII FIRE ALARM EQUIPMENT:
-	One (1) fire alarm control panel with area annunciation, emergency standby battery powered, and provisions for central tie-in.

-	Manual pull stations at all exit doors.

-	Rooftop-mounted HVAC unit smoke detector tie-in.

-	Tie to sprinkler flow and tamper switches.

-	ADA approved horn strobe signal devices.

-	Fire pump monitoring.
The electrical installation for the warehouse area will be complete from the utility company supplied transformers to power and lighting panels, switches, and/or circuit breakers throughout the building to supply heating, lighting, convenience outlets, and other items of this specification. Office area electrical work shall be designed and constructed via the office build-out allowance. Any costs associated with extending separate electrical services from two separate electrical grid systems to the building lines is the responsibility of the Client.
BASE BUILDING DOCUMENTATION
1.	Upon execution of Lease or prior to the commencement of the preparation of construction documents for the initial improvements of the Premises, whichever is earlier, Landlord shall notify Tenant of any variances or grandfather code items of which it is aware might affect the design or occupancy of the Premises. In addition, at Tenant s request, Landlord shall deliver to Tenant, (and warrant the accuracy of), the following Base Building drawing/documents.
(a)	A dimensional outline floor plan at a minimum scale of 1/8” = 1’

(b)	Structural drawings showing the size and layout of the framing members and any embedded steel for the floor, the floor(s) immediately above and below the premises, and the floor loading information.

(c)	Glass performance information, i e. shading coefficient and U value.

(d)	Mechanical documents/drawings which provide the following information:
(1)	Base Building heating and cooling loads and insulation information as reasonably required for load calculations of Tenant’s HVAC system.

(2)	Ductwork and piping as built documents for Base Building.

(3)	Base Building automation and controls.

(4)	Primary air distribution ductwork

(5)	Sprinkler system for an open floor plan.

(6)	Base Building heating, cooling and ventilation systems details.

(7)	Base Building water supply, drainage systems and access for Tenant construction.

(8)	Plumbing waste, vent and water connection with invert elevation.

(9)	Fire hose cabinets.

(10)	Building standards for Tenant HVAC systems (VAV boxes, thermostats, etc.).
(e)	Electrical As-Built Drawings/Documents showing that the following:
(1)	Building single line diagram, panel schedules and fire alarm riser diagram.

(2)	Fire detection and a fire warning systems drawing for Base Building and tenant areas.

(3)	Electrical panels as existing schedules and telephone backboard locations.

(4)	Embedded conduit in slab on Tenant floor.

(5)	Lighting and power for the Premises and core areas.

(6)	Load calculations showing 120V and 277V capacity available for Premises.

(7)	Emergency and security systems details.

(8)	Lighting controls.

(9)	Building standards for light fixtures and general use receptacles.
(f)	All documents shall be provided to Tenant on CADD.
MISCELLANEOUS
1.	Landlord shall not impose any management fees in connection with the design and construction of the tenant improvements.

2.	Landlord shall not impose any fee or cost upon Tenant for pre-installed items, systems or improvements.

3.	Landlord, at Landlord’s sole cost, shall provide on-site parking, electricity, toilet facilities, loading docks and/or the freight elevator, water, conditioned air and a dumpster location at anytime during the construction of the Tenant Improvements, Tenant’s installation and Tenants move into the Premises.

4.	Landlord, at Landlord’s sole cost shall clean the Promises as follows:
(a)	Prior to Tenant’s move into the Premises, including removal of all rubbish and debris.

SCHEDULE 6
BASE BUILDING ELEVATION

[SITE PLAN]

SCHEDULE 7
GENERAL CONTRACTOR AGREEMENT
Coleman Cable Interior Construction Build Out
The Contractor represents that, prior to signing this agreement he has carefully reviewed the enclosed documents and has personally inspected the site of the proposed work and is fully informed of the conditions under which the work is to be performed. The Contractor further represents that he has satisfied himself as to the actual conditions of the premises, existing construction, actual elevations, site logistics including loading dock and hoisting requirements, local code restrictions, and any other conditions affecting the completion of the intended work, it being hereby understood and agreed that no considerations will be allowed subsequently to the Contractor’s signing of this agreement.
The contractor is entering into this agreement with a percentage of 8%. This percentage covers all General Conditions and Overhead/Fee for the direct construction costs of the interior build out of Coleman Cable’s new office in Waukegan, Illinois.
Note: This document will become part of the contract between Owner and Contractor. (“Owner” as stated in this document refers to Coleman Cable or Coleman Cable’s representative Studley).
SCOPE OF SERVICES

PRE-CONSTRUCTION PHASE	• Review project requirements with Owner, Architect, Engineers and other consultants.

• Advise Owner and Architect of material availability and construction process feasibility.

•     Review drawings throughout the schematic and design development period for conformance with the schedule and develop a preliminary budget for owner’s review. Identify long lead items and material to be pre-purchased.

•     Assist Owner and Architect in reviewing the requirements of governmental agencies having jurisdiction. Advise on the cost impact of these requirements and suggest possible alternatives. Include code and safety requirements.

• Prepare a trade-by-trade cost estimate based on scope documents and update the estimate as the plans develop. Re-budget throughout the design development and working drawing preparation periods.

• Prepare a schedule for the entire project, analyze and update the schedule as required and as reasonably requested by the Project Manager and Owner.

• Conduct a value engineering analysis including cost, construction feasibility, considerations relative to labor and material availability and extend of off-site prefabrication.

• Attend meetings as reasonably necessary to explain cost determinations and respond to questions that may be raised by project consultants.

•     Meet with the building owner and or his agent to ascertain regulations, procedures, constructions standards, approval processes, approved construction lists and procedures for coordinating the construction work with the building staff.

• Assist Owner and Architect in the preparation of Panattoni documents including general and special conditions, contract formats, etc. Documents are subject to owner’s reasonable review and approval.

•     Recommend to Owner the most cost effective subcontractor bidding procedures with consideration for schedule and cost. Develop bid packages, unit pricing, and alternatives for inclusion in trade contractors’ bid proposals.

• Develop a recommended bidders list for each component of the work and submit to Project Manager, Owner, and the Architect for review and approval (three business day approval period).

•     Solicit trade bids, (3-5 in each category) qualify, analyze and report in bid tabulation form the results of the bidding process. Bid packages should include unit prices and hourly rates for all trades. Make recommendations for each award. Upon receipt of Owner’s approval (three business day approval period), award such work.

• Assist in the procurement, scheduling, storage, and installation of pre-purchased and long lead times.

CONSTRUCTION PHASE	• General Management and Coordination

• Coordinate and supervise the work being performed by trade contractors, outside suppliers and vendors for the project’s duration. Assure that all work and furnished materials comply with the contract documents

• The General Contractor shall coordinate the efforts of all trade contractors to insure that the project is on schedule and is well constructed in accordance with the documents.

• Maintain a full-time superintendent at the job site with support staff(s) required for the coordination and inspection of work.

• Establish on-site organization and lines of authority in order to carry out the overall plans of the Owner and Architect in all phases of the project.

• Establish and implement procedures for, opening and maintaining a clear line of communication among Owner, Architect, Consultants, and Project Manager for all the phases of the project.

•     Prepare and develop an on-site record-keeping system to be kept on site, which will be of sufficient detail to satisfy an audit by Owner. Such records shall include, but shall not be limited to, daily logs, progress schedules, manpower breakdowns (daily by trade), financial reports, quantities, material lists, shop drawing logs, and the like.

• Obtain the general building permits and certificates of occupancy required by authorities having jurisdiction over the project.

•     Expedite and coordinate the procurement of all legally required permits, licenses, and certificates associated with Panattoni work. Assemble these documents for the trade contractor and deliver to Owner at the completion of the project.

• Coordinate the aspects of the work with local municipal authorities, governmental agencies, utility companies, etc., who may be involved in the project.

•     Coordinate the work of trade contractors providing concurrent services, i.e. furniture, security, audio visual, through final completion and the Owner’s acceptance. A comprehensive final inspection to insure that the quality of labor and materials are in accordance with the contract documents will be performed, recorded and all deficient items are to be satisfied in a timely fashion.

•     Conduct regularly scheduled job meetings through the construction process. These meetings should be attended by all affected parties, who will discuss procedures, progress, problems, scheduling and open items. Minutes to be prepared and issued for each meeting.

•     Review the adequacy of the trade contractor’s supervision, personnel and equipment and the availability of necessary materials and supplies. Where inadequate, direct that the trade contractors involved take the necessary action.

• Establish and provide an inspection system for safety programs and procedures to be followed by all trade contractors.

Coordinate Testing and Controlled Inspection	• Develop and establish for Owner’s benefit and use a quality inspection control system as required for typical tenant construction to ensure that the standards of construction called for are met.

• Develop a checking and testing procedure, which will ensure that all systems are adequately tested and balanced prior to their acceptance.

•     Coordinate all testing provided by others as required by the technical sections of the specifications, building ownership, and as required by the building code. Keep an accurate record of all tests, inspections conducted, findings and test reports. Submit final test reports to Owner and Architect. Services of professional engineers and Architect as required by the building code would be performed and compensated by Owner directly.

• The entire above test reports, records and results shall be turned over to building management upon receipt.

Coordinate Shop Drawing Submissions	• Prepare a detailed submittal listing at the start of the project for approval and use by the Architect.

• Receive and review concurrent with architect and engineer all shop drawings, cuts, samples, delivery schedules, materials lists, etc. for compliance with the contract documents.

• Oversee the submission of all shop drawings, composite shop and coordination drawings, brochures and material samples. Monitor and implement the follow of all documents and materials to insure the proper sequence of approvals by the Architect so as not to delay the progress of the work. Architect and engineer review time not to exceed five business days. Contractor shall prioritize submittals for review.

• Establish and maintain on-site, a complete library of all current contract documents, approved shop drawings and approved material samples.

Review all Payment Requests
•     Before the first partial payment becomes due, the General Contractor will provide a detailed breakdown for each trade and a schedule of values for the component of the total contract amount consistent with the guaranteed maximum proposal. A “pencil draw” shall be submitted to the owner’s representative 5 days before the deadline for each pay application.

•     All applications for payment will be submitted through the General Contractor in accordance with established procedures. Trade contract applications for payment along with trailing waivers of lien and an affidavit of payment made by each trade contractor must accompany each application.

•     Recommend to Owner the institution of any partial or complete default action against any contractor(s). Where deemed necessary, determine amounts due under default settlement and prepare budget estimated for completion of work.

Review and Coordinate All Change Order Requests
•     Contractor will notify owner of any change items with order of magnitude cost foreseen by general contractor within five (5) business days of correspondence and/or discovery of latent conditions indicating probable change order.

•     Receive and review all change order requests from the subcontractors. Review unit prices, time and material charges and similar items. Consult with Project Manager, Architect, and after mutual agreement, submit recommendations to Owner.

• Review all changes proposed by Owner and/or Architect and make recommendations regarding the impact with respect to cost and/or schedule.

• Ensure that all approved change orders are satisfactorily carried out in the construction process.

• Implement the specification and Owner’s procedures for the processing of change orders, including applications for extensions of time.

•     With respect to portions of the work performed by change orders, or otherwise, on a time-and-material, unit cost, or similar basis, which requires the keeping of records and computations, maintain adequate cost accounting records to satisfy the specifications and Owner’s procedures, if any.

Provide and Supervise General Conditions Items
•     The General Contractor will provide and supervise general condition items. [General condition items will be clearly stated and itemized by the General Contractor in this proposal]. All items purchased specifically to satisfy general conditions for this project will be turned over to the Owner in good conditions, or be properly disposed of, at the conclusion of the project.

Provide Scheduling Administration
•     During the course of construction, the General Contractor will make an analysis of the materials and equipment that will be required on the job. He will prioritize shop drawing submission and approval, off site fabrication and manufacturing, and delivery dates required to meet with job progress. He will expedite material and equipment deliveries through the course of construction.

POST CONSTRUCTION
•     At the proper time, coordinate the completion of punch lists, together with the Architect and Owner, indicating the items or work remaining to be accomplished, and insure that these items are completed in an expeditious manner. Prepare certificates of substantial and final completion, if required by local jurisdiction.

•     Assemble all guarantees, warranties, etc., as required by the contract documents and forward two copies to Project Manager, and one copy to the Architect, certifying that they are complete and cover all work as required.

• Coordinate and expedite the submission of operating manuals and similar instruction; insure that they are complete and cover all items as required by the contract documents.

•     Receive, check and forward to Project Manager all releases of claims required prior to issuance of final certificate of completion and final payments to subcontractors. Make recommendations on the withholding of payments to subcontractors where deemed necessary to protect client.

Determine value of uncorrected work.

•     Expedite the contractor’s preparation of record drawings of the entire project in accordance with the terms of the specifications. The complete record drawings shall be subject to the reasonable approval of the Architect and submitted to Owner for its records upon final completion of the project.

• After completion of project, General Contractor will be responsible for expeditious follow-up and correction of all punch list items.

General Conditions
The undersigned, declares that they have carefully reviewed and examined the information contained in this agreement and hereby proposes to complete the services requested including labor, material, equipment, supervision, insurance, freight, taxes, overhead and profit for the above mentioned project. All items as listed below are included in the general condition costs.
Plans, Surveys, Permits
Blueprints
Field Office Expense
Misc. supplies
Postage/shipping/messenger
Computers
Computer service/internet
Office fax machine
Office printer
Office copier
Telephones
Miscellaneous equipment/tools
Temporary Facilities
First Aid Safety
Field office
Telephone service
Temporary lighting
Temporary electric service
Protection (Existing Conditions)
Temporary signage
Temporary toilets
Supervision
(Shared) Project Manager
Full Time Project Superintendent
Incidental Construction
Construction security
Communications (radios/cell phone)
Miscellaneous
Clean-Up
Final clean
Dumpster/rubbish removal

The contractor is entering into this agreement with a percentage of 8% to cover all General condition cost and Overhead/Fee for the direct construction costs.
Cost and/or schedule changes to the GMP consisting of additions, deletions or modifications shall be authorized by a written scope change signed by Project Manager and/or Owner. Contractor shall provide detailed back up and pricing so that the cost claim can be properly evaluated.
Changes in the work (deducts or additions)
(As percentage of the direct cost change)

		Deducts	Deducts
	Adds	(Pre-construction)	(During Construction)
General Conditions	4.0%	4.0%	4.0%

Overhead and Profit	4.0%	4.0%	0%

Coleman Cable reserves the right to terminate the Contractor’s agreement, without cause, upon five (5)-business days written notice to the Contractor. After such termination, Owner shall reimburse Contractor for that portion of the work in place, or services rendered, on the date of termination and for justifiable losses arising from Contractor’s advanced commitments, which cannot be canceled.
Signature Of Contractor

Signed By:

Title:

Dated:

Company Name:

Business Address:

Telephone:

CONTRACT AGREEMENT
•	Contract Format is an AIA Document A111, Standard Form Of Agreement Between Owner And Contractor, 1997 Edition And The General Conditions Of Contract For Construction, AIA A201, 1997 Edition.

•	Attachments to the contract will include of this General Contractor Agreement

Exhibit D
Schedule of Base Rent

	Base Rental Rate
Lease Year	Per Square Foot	Annual Base Rent	Monthly Base Rent
Base Rent abated for first six (6) months of Term
1	$11.50	$347,012.50	$28,917.71
2	$11.79	$355,687.81	$29,640.65
3	$12.08	$364,580.01	$30,381.67
4	$12.38	$373,694.51	$31,141.21
5	$12.69	$383,036.87	$31,919.74
6	$13.01	$392,612.79	$32,717.73
7	$13.34	$402,428.11	$33,535.68
8	$13.67	$412,488.82	$34,374.07
9	$14.01	$422,801.04	$35,233.42
10	$14.36	$433,371.06	$36,114.26

Exhibit E
Form of Tenant Estoppel Certificate

Lease Date:	, 20

Landlord:

Tenant:

Premises:	Unit No.

Rentable Area:	square feet.
The undersigned, being the Tenant under the above-described Lease hereby certifies to                                          (“Lender” or “Purchaser”) as follows:
1. The Lease requires monthly base rent installments of $                                         each, commencing on                                         , 20 .
2. No advance rental or other payment has been made in connection with the Lease.
3. A security deposit in the amount of $                                         is being held by Landlord, which amount is not subject to any setoff or reduction or to any increase for interest or other credit due to Tenant. The Lease                      is or                      is not (check applicable provision) guaranteed by a third party. If the Lease is guaranteed by a third party, the name of the guarantor is                                         .
4. The Lease is a valid lease and is in full force and effect. Attached hereto is a true and complete copy of the Lease and all amendments thereto and other agreements relating to the Lease and the rent payable thereunder, which documents represent the entire agreement between the parties.
5. There is no existing default by Landlord, or to Tenant’s knowledge, by Tenant under the Lease, and to Tenant’s knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute an event of default by Landlord or by Tenant under the Lease.
6. The Lease provides for a primary term of                      months, commencing on                     , 20                      and ending on                                         , 20                    . The Lease contains an option for                                                             ) additional terms of                       years each upon the terms and conditions as set forth in the Lease.
7. There are no actions, voluntary or involuntary, pending against Tenant under the bankruptcy laws of the United States or any state thereof.
8. Tenant is entitled to no rent concessions under the Lease other than the following:
9. All construction work to be completed to date by Landlord in the Premises has been completed.
10. Tenant has obtained or will obtain all necessary licenses and permits to carry on its business at the Premises prior to opening for business.
11. Tenant has received no notice of any claim, litigation or proceeding, pending or threatened, against or relating to Tenant that would adversely affect Tenant’s ability to fulfill its obligations under the Lease or with respect to the Premises. Tenant has received no notice of, and has no knowledge of, any violations of any federal, state, county or municipal statutes, laws, codes, ordinances, rules, regulations, orders, decrees or directives relating to the use or condition of the Premises or Tenant’s operation thereon. Tenant has received no notice from any governmental body or agency or from any person or entity with respect to any actual or threatened taking of the Property or any portion thereof for any public or quasi-public purpose by the exercise of condemnation or eminent domain.
     This certification is made knowing that [Lender] [Purchaser] is relying upon the representations herein made.

TENANT:

By:

Name:

Its:

Exhibit F
Subordination, Non-Disturbance and Attornment Agreement

This document was prepared by, and
after recording, return to:

Gary K. Fordyce, Esq.
ABN AMRO North America, Inc.
135 South La Salle Street, Suite 925
Chicago, Illinois 60603	This space reserved for Recorders use only.

Permanent Tax Index Number:

Property Address:
Corner of Lakeside and Shields Drive
Waukegan, Illinois 60085

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
     This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT dated as of ___, 2003 (the “Agreement”), is executed by and among PANATTONI DEVELOPMENT COMPANY, LLC, a California limited liability company (the “Landlord”), COLEMAN CABLE, INC., a Delaware corporation (the “Tenant”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).
R E C I T A L S:
     A. The Lender is the mortgagee under that certain Construction Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of                     , 2003, to be recorded concurrently herewith (the “Mortgage”), which Mortgage encumbers the Real Estate (as hereinafter defined) and secures a principal indebtedness in the maximum amount of                                          00/100 Dollars ($                    ).
     B. The Tenant has entered into that certain Lease dated as of August 27, 2003 with the Landlord (the “Lease Agreement”; the Lease Agreement, together with all amendments and modifications thereof, being collectively referred to herein as the “Lease”), pursuant to which the Tenant has leased certain premises (the “Leased Premises”) consisting of the parcel of land (the

“Land”) legally described on Exhibit “A” attached hereto and made a part hereof, and the improvements thereon, consisting of approximately Thirty Thousand One Hundred Seventy Five (30,175) rentable square feet of space in the building (the “Building”; the Land and Building being collectively referred to herein as the “Real Estate”) to be constructed on the Land.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:
A G R E E M E N T S:
     1. The Tenant represents and warrants to the Lender that the Lease constitutes the entire agreement between the Tenant and the Landlord with respect to the Leased Premises and there are no other agreements, written or verbal, governing the tenancy of the Tenant with respect to the Leased Premises.
     2. The Tenant has executed and delivered to the Lender that certain Tenant Estoppel Certificate dated on or about the date hereof (the “Estoppel Certificate”). The provisions of the Estoppel Certificate are hereby incorporated into this Agreement as if fully set forth in this Agreement in their entirety, and the Tenant acknowledges that the Lender will be relying on the statements made in the Estoppel Certificate in determining whether to disburse the proceeds of the loan secured by the Mortgage and whether to enter into this Agreement.
     3. Prior to pursuing any remedy available to the Tenant under the Lease, at law or in equity as a result of any failure of the Landlord to perform or observe any covenant, condition, provision or obligation to be performed or observed by the Landlord under the Lease (any such failure being hereinafter referred to as a “Landlord’s Default”), the Tenant shall: (a) provide the Lender with a notice of the Landlord’s Default, specifying the nature thereof, the section of the Lease under which such Landlord’s Default arose, and the remedy which the Tenant will elect under the terms of the Lease or otherwise, and (b) allow the Lender not less than thirty (30) days following receipt of notice of the Landlord’s Default to cure the same; provided, however, that, if such Landlord’s Default is capable of being cured but is not readily curable within such thirty (30) day period, the Tenant shall give the Lender such additional time as the Lender may reasonably need to obtain possession and control of the Real Estate and to cure such the Landlord’s Default so long as the Lender is diligently pursuing a cure. The Tenant shall not pursue any remedy available to it as a result of any the Landlord’s Default unless the Lender fails to cure same within the time period specified above. For purposes of this Section 3, a the Landlord’s Default shall not be deemed to have occurred until all grace and/or cure periods applicable thereto under the Lease have lapsed without the Landlord having effectuated a cure thereof.
     4. Subject to the provisions contained in Section 6 hereof, the Tenant covenants with the Lender that the Lease shall be subject and subordinate to the lien and all other provisions of the Mortgage and to all modifications and extensions thereof, to the full extent of all principal, interest and all other amounts now or hereafter secured thereby and with the same force and effect as if the Mortgage had been executed and delivered prior to the execution and delivery of the Lease. Without limiting the generality of the foregoing subordination provision, the Tenant hereby agrees that any of its right, title and interest in and to insurance proceeds and condemnation awards (or other similar awards arising from eminent domain proceedings) with respect to damage to or the condemnation (or similar taking) of any of the Real Estate, shall be subject and subordinate to the Lender’s right, title and interest in and to such proceeds and awards.
     5. The Tenant acknowledges that the Landlord has collaterally assigned to the Lender all leases affecting the Real Estate, including the Lease, and the rents and other amounts, including, without limitation, lease termination fees, if any, due and payable under such leases. In connection therewith, the Tenant agrees that, upon receipt of a notice of a default by the Landlord under such assignment and a demand by the Lender for direct payment to the Lender of the rents due under the Lease, the Tenant will honor such demand and make all subsequent rent payments directly to the Lender. The Tenant further agrees that any Lease termination fees payable under the Lease shall be paid jointly to the Landlord and the Lender.
     6. The Lender agrees that so long as the Tenant is not in default under the Lease:
     (a) The Tenant shall not be named or joined as a party in any suit, action or proceeding for the foreclosure of the Mortgage or the enforcement of any rights under the Mortgage (unless the Tenant is a necessary party under applicable law); and
     (b) The possession by the Tenant of the Leased Premises and the Tenant’s rights thereto shall not be disturbed, affected or impaired by, nor will the Lease or the term thereof (including any extended term or renewal term) be terminated or otherwise materially adversely affected by (i) any suit, action or proceeding for the foreclosure of the Mortgage or the enforcement of any rights under the Mortgage, or by any judicial sale or execution or other sale of the Leased Premises, or any deed given in lieu of foreclosure, or (ii) any default under the Mortgage.
     7. If the Lender or any future holder of the Mortgage shall become the owner of the Real Estate by reason of foreclosure of the Mortgage or otherwise, or if the Real Estate shall be sold as a result of any action or proceeding to foreclose the Mortgage or transfer of ownership by deed given in lieu of foreclosure, the Lease shall continue in full force and effect, without necessity for executing any new lease, as a direct lease between the Tenant and the new owner of the Real Estate as “landlord” upon all the same terms, covenants and provisions contained in the Lease (subject to the exclusions set forth in subsection (b) below), and in such event:
     (a) The Tenant shall be bound to such new owner under all of the terms, covenants and provisions of the Lease for the remainder of the term thereof (including the extension periods, if the Tenant elects or has elected to exercise its options to extend the term), and the Tenant hereby agrees to attorn to such new owner and to recognize such new owner as “landlord” under the Lease without any additional documentation to effect such attornment (provided, however, if applicable law shall require additional documentation at the time the Lender exercises its remedies then the Tenant shall execute such additional documents evidencing such attornment as may be required by applicable law);

     (b) Such new owner shall be bound to the Tenant under all of the terms, covenants and provisions of the Lease for the remainder of the term thereof (including the extension periods, if the Tenant elects or has elected to exercise its options to extend the term); provided, however, that such new owner shall not be:
     (i) liable for any act or omission of any prior landlord (including the Landlord) that is not then continuing under the Lease;
     (ii) subject to any offsets or defenses which the Tenant has against any prior landlord (including the Landlord) unless the Tenant shall have provided the Lender with (A) notice of the Landlord’s Default that gave rise to such offset or defense, and (B) the opportunity to cure the same, all in accordance with the terms of Section 3 above;
     (iii) bound by any base rent, percentage rent, additional rent or any other amounts payable under the Lease which the Tenant might have paid in advance for more than the current month to any prior landlord (including the Landlord);
     (iv) liable to refund or otherwise account to the Tenant for any security deposit not actually paid over to such new owner by the Landlord;
     (v) bound by any amendment or modification of the Lease made without the Lender’s consent;
     (vi) bound by, or liable for any breach of, any representation or warranty or indemnity agreement contained in the Lease or otherwise made by any prior landlord (including the Landlord); or
     (vii) personally liable or obligated to perform any such term, covenant or provision, such new owner’s liability being limited in all cases to its interest in the Real Estate, provided, however, that nothing contained in this section shall preclude the Tenant from naming such new owner as a party defendant in any action brought under the Lease, so long as execution on any judgment against such new owner is limited in all cases to such new owner’s interest in the Real Estate.
     8. Any notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed in each case as follows:

If to the Lender:	LaSalle Bank National Association
135 South LaSalle Street, Suite 1225
Chicago, Illinois 60603
Attention: Commercial Real Estate C
Fax: (312) 904-5142

If to the Landlord:	Panattoni Development Company, LLC
10255 West Higgins, Suite 110
Rosemont, Illinois 60018
Attention: Mr. Michael Murphy
Fax: (847) 294-9610

with a copy to:	Panattoni Law Firm
8413 Jackson Road, Suite C
Sacramento, California 93826
Attention: Joseph M. Bray, Esq.
Fax: (916) 381-1109

If to the Tenant:	Coleman Cable, Inc.
1586 Lakeside Drive
Waukegan, Illinois 60085
Attention: Mr. Rich Burger
Fax: (847) 689-9099

with a copy to:	Patzik, Frank & Samotny Ltd.
150 South Wacker Drive, Suite 900
Chicago, Illinois 60606
Attention: Alan B. Patzik, Esq.
Fax: (312) 551-1101
or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.
     9. The Tenant acknowledges and agrees that the Lender will be relying on the representations, warranties, covenants and agreements of the Tenant contained herein and that any default by the Tenant hereunder which, if capable of being cured, continues uncured for a period of twenty one (21) days after the Tenant receives notice from the Mortgagee of such default, shall permit the Lender, at its option, to exercise any and all of its rights and remedies at law and in equity against the Tenant and to join the Tenant in a foreclosure action thereby terminating the Tenant’s right, title and interest in and to the Leased Premises.
     10. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns and any nominees of the Lender, all of whom are entitled to rely upon the provisions hereof. This Agreement shall be governed by the laws of the State of Illinois.
     11. This Agreement may be executed in multiple counterparts and all of such counterparts together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Subordination, Non-Disturbance and Attornment Agreement the day and year first above written.

LANDLORD:

PANATTONI DEVELOPMENT COMPANY, LLC, a California limited liability company

By:

Name:

Title:

TENANT:

COLEMAN CABLE, INC., a Delaware corporation

By:

Name:

Title:

LENDER:

LASALLE BANK NATIONAL ASSOCIATION, a national banking association

By:

Name:

Title:

GKF:me
September 10, 2003
(96912262)
STATE OF ILLINOIS	)
	)	SS.
COUNTY OF	)
     The undersigned, a Notary Public in and for said County, in the State aforesaid, do hereby certify that                                          the                                                              of PANATTONI DEVELOPMENT COMPANY, LLC, a California limited liability company, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such                                         , appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal, this                      day of                                         , 2003.

Notary Public
My Commission expires:

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF	)
     The undersigned, a Notary Public in and for said County, in the State aforesaid, do hereby certify that                                                             , the                                         , of COLEMAN CABLE, INC., a Delaware corporation, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such                                                             , he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

     GIVEN under my hand and notarial seal, this                     day of                                         , 2003.

Notary Public
My Commission expires:

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF COOK	)
     The undersigned, a Notary Public in and for said County, in the State aforesaid, do hereby certify that                                                            , the                                         , of LASALLE BANK NATIONAL ASSOCIATION, a national banking association, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such                                                             , appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said banking association, for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal, this                      day of                                         , 2003.

Notary Public
My Commission expires:

GKF:me
September 10, 2003
(96912262)

EXHIBIT “A”
LEGAL DESCRIPTION OF PREMISES
[See next page]
Property Address of Premises
Corner of Lakeside and Shields Drive
Waukegan, Illinois 60085
Permanent Tax Identification Number of Premises:

GKF:me
September 10, 2003
(96912262)

PARCEL 2: (COLEMAN}
That part of Lots 139 thru 1 51, inclusive, in Amhurst Lake Business Park Phase One, being a subdivision of parts of the Southwest Quarter of Section 31, Township 45 North, Range 12, and the Southeast Quarter of Section 36, Township 45 North, Range 11, and the Northeast Quarter of Section 1, Township 44 North, Range 11, and the Northwest Quarter Of Section 6, Township 44 North, Range 12-;-East of the Third Principal Meridian, according to the Plat thereof recorded September 7, 1989 as Document 2828136 and according to the Certificate of Correction thereof recorded October 3,1989 as Document 2837031, described as follows: Beginning at the Southeast corner of said Lot 139; thence South 84 degrees 28 minutes 00 seconds West along the South line of said Lot 139 a distance of 20.85 feet thence North 26 degrees 56 minutes 00 seconds West 31.02 feet; thence North 26 degrees 04 minutes 00 seconds West 61.88 feet; thence North 21 degrees 14 minutes 00 seconds West 49.46 feet; thence North 42 degrees 06 minutes 57 seconds West 29.86 feet; thence South 65 degrees 28 minutes 00 seconds West 22.00 feet; thence South 50 degrees 06 minutes 00 seconds West 30.00 feet; thence South 27 degrees 07 minutes 00 seconds West 30.00 feet; thence South 27 degrees 50 minutes 00 seconds West 60.00 feet; thence South 68 degrees 26 minutes 00 seconds West 54.00 feet; thence South 77 degrees 43 minutes 00 seconds West 47.00 feet; thence South 64 degrees 35 minutes 00 seconds West 28.00 feet; thence South 38 degrees 13 minutes 00 seconds West 40.00 feet to a point on the South line of said Lot 139; thence South 84 degrees 28 minutes 00 seconds West along the South line of said Lot 139 a distance of 16.49 feet to the Southwest corner of said Lot 139; thence North 57 degrees 14 minutes 11 seconds West 42.65 feet to a point on a line. 33.47 feet West of and parallel with the East line of said Lots 146 thru 151, said point being also 73.00 feet North of, as measured perpendicular to, the South line of said Lot 151; thence North 05 degrees 32 minutes 00 seconds West, along said parallel line, being 33.47 feet West of the East line of said Lots 146 thru 151, a distance of 496.87 feet; thence North 21 degrees 22 minutes 54 seconds East, 90.1 5 feet to a point on a line 7.34 feet East of and parallel with the West line of said Lot 145; thence North 05 degrees 32 minutes 00 seconds West along said parallel line, being 7.34 feet East of the West line of said Lot 145 a distance of 42.89 feet to a point on a curve on the North line of said Lot 145; thence Easterly along the arc of a curve, being the Northerly line of said Lot 145, concave to the South, having a radius of 862.73 feet, having a chord bearing of South 89 degrees 16 minutes 58 seconds East for a distance of 171.14 feet to a point of tangency; thence South 83 degrees 36 minutes 00 seconds East 105.74 feet to a point of curvature; thence Southeasterly along the arc of a curve concave to the Southwest, having a radius of 40.00 feet, having a chord bearing of South 41 degrees 48 minutes 00 seconds East for a distance of 58.36 feet to a point of tangency; thence South 00 degrees 00 minutes 00 seconds East 187.28 feet to a point of curvature; thence Southerly along the arc of a curve, concave to the Rug 2803 12:59p Midwest Technical Consult 6305050318 p.5 East, having a radius of 780.00 feet7 having a chord bearing of South 12 degrees 00 minutes 00 seconds East for a distance of 326.73 feet to a point of tangency; thence South 24 degrees 00 minutes 00 seconds East 57.39 feet to the Place of Beginning; except that part described as follows:
That part of Lots 146 thru 151, inclusive, in Amhurst Lake Business Park Phase One, being a Subdivision of parts of the Southwest Quarter of Section 31, Township 45 North, Range 12, and the Southeast Quarter of Section 36, Township 45 North, Range 11, and the Northeast Quarter of Section 1, Township 44 North, Range 11, and the Northwest Quarter of Section 6, Township 44 North, Range 12, East of the Third Principal Meridian, according to the Plat thereof recorded

September 7, 1989 as Document 2828136 and according to the Certificate of Correction thereof recorded October 3, 1989 as Document 2837031, described as follows:
Commencing at the Northeast corner of said Lot 146; thence South 05 degrees 32 minutes 00 seconds East along the East line of said Lot 146 a distance of 57.39 feet to the Place of Beginning; thence continuing South 05 degrees 32 minutes 00 seconds East along the East line of said Lot 146 a distance of 47.32 feet; thence South 21 degrees 22 minutes 54 seconds East 26.51 feet to a point on a line 12.00 feet West of and parallel with the East line of said lots 146 through 151, inclusive; thence South 05 degrees 32 minutes 00 seconds East along said parallel line, being 12.00 feet West of the East line of said lots 146 through 151, inclusive, a distance of 475.00 feet; thence South 84 degrees 28 minutes 00 seconds West 21.47 feet to a point on a line 33.47 feet West of and parallel with the East line of said Lots 146 through 151, inclusive; thence North 05 degrees 32 minutes 00 seconds West along said parallel line, being 33.47 feet West of the East line of said Lots 146 through 151, inclusive, 480.14 feet; thence North 21 degrees 22 minutes 54 seconds East 73.94 feet to the Point of Beginning; except that part of the above described parcel, lying North of a line 12.40 feet South of and parallel with, the North line of Lots 143 and 148 in said Amhurst lake Business Park Phase One, in lake County, Illinois.
233-108: COLEMAN/1-2

Exhibit G
Site Plan
[See next page]

[SITE PLAN]

Exhibit H
Location of the Monument Sign
[See next page]

[SITE PLAN]

FIRST AMENDMENT
TO LEASE
     FIRST AMENDMENT TO LEASE, dated as the 15th day of August, 2005 (the “Effective Date”), by and between HQ2 PROPERTIES, LLC, an Illinois limited liability company (“Landlord”), and COLEMAN CABLE, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord (through its predecessors in interest) and Tenant have heretofore entered into that certain Lease, dated September 11, 2003, with a Commencement Date of July 20, 2004 (the “Lease”), in respect of that certain improved real estate commonly known as 1530 S. Shields Drive, Waukegan, Illinois 60085 (the “Property”); and
     WHEREAS, in connection with Landlord’s purchase of the Property, as of the Effective Date the parties hereto desire to amend the Lease as hereinafter more specifically set forth.
     NOW, THEREFORE, IT IS AGREED:
     1. The “Term” of the Lease as referenced in Section 2 thereof shall mean the period of time commencing on July 20, 2004 and ending on September 30, 2015.
     2. With reference to Section 4 thereof and Exhibit D attached thereto, the Commencement Date of the Lease shall be deemed to have occurred on July 20, 2004 and the first Lease Year shall be deemed to have ended on July 31, 2005, and each Lease Year thereafter shall be the twelve (12) month period ending on July 31. For the period commencing on August 1, 2014 and ending on September 30, 2015, the Base Rental Rate Per Square Foot shall be $14.72, the Annual Base Rent shall be $444,176.00 and the Monthly Base Rent shall be $37,014.67.
     3. Section 18.5 thereof shall be amended to provide that Tenant shall maintain the policies of insurance as more specifically referenced therein.
     4. Section 21 thereof shall be amended to provide that any notice to Landlord shall be sent c/o the following address:

1530 S. Shields Drive
Waukegan, Illinois 60085,
Attention: Gary Yetman, President
Fax No.: (847) 294-9610

With a copy to:

Patzik Frank & Samotny Ltd.
150 South Wacker Drive
Suite 900
Chicago, Illinois 60606
Attention: Alan B. Patzik
Fax No.: (312) 551-1101,
and the street address of Tenant shall be changed to 1530 S. Shields Drive.
     5. Section 28 thereof shall be amended by deleting Subsections 28.1 and 28.2, redesignating current Subsection 28.3 as 28.1 and redesignating current Subsection 28.4 as Subsection 28.2, and with respect to the latter deleting any reference therein to the Option to Purchase deleted hereby.
     6. All terms used herein shall have the meanings ascribed to them in the Lease.
     7. By their execution hereof, each of Landlord and Tenant hereby represents that notwithstanding any assignments of the landlord’s interest between the date of the Lease and the date hereof, the provisions of the Lease have not changed from the date of the Lease except as amended by this First Amendment, and each of Landlord and Tenant hereby ratify and affirm the provisions of the Lease as amended hereby.
[REMAINDER OF PAGE LEFT BLANK]

     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the Effective Date.

TENANT		LANDLORD

COLEMAN CABLE, INC., a Delaware		HQ2 PROPERTIES, LLC, an Illinois
Corporation		limited liability company

By:	/s/ Richard N. Burger	By:	/s/ Richard N. Burger

Name: Richard N. Burger		Name: Richard N. Burger
Its:	Executive Vice President	Its:	Executive Vice President

Assignment and Assumption of Lease
This Assignment and Assumption of Lease (the “Assignment”) is made this 15th day of August, 2005 (the “Effective Date”) by and between PANATTONI PROPERTIES DE, LLC, a Delaware limited liability company, JP PORTFOLIO, LLC, an Illinois limited liability company and CARMEL RIVER, LLC, a Delaware limited liability company (collectively, the “Assignor”), and HQ2 PROPERTIES, LLC, a Delaware limited liability company or its assignees (the “Assignee”).
RECITALS
     A. This Assignment relates to that certain building which consists of approximately thirty thousand one hundred seventy-five (30,175) rentable square feet (“Premises”), located at 1530 Shields Drive, Waukegan, Illinois 60085 (“Property”).
     B. Assignor’s predecessor in interest, Panattoni Development Company, LLC, a California limited liability company, as Landlord, entered into and executed that certain Lease dated September 11, 2003 with Coleman Cable Inc., a Delaware corporation, as Tenant (the “Lease”), a copy of which is more particularly set forth in Exhibit “A”, attached hereto and made a part hereof.
     C. For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Assignor intends to assign and transfer, as of the Effective Date, to Assignee any and all right, title, and interest of Assignor in the Lease, and Assignee intends to accept such assignment and transfer and to assume any and all right, title, and interest of Assignor in the Lease, subject to the terms and conditions of this Assignment and to assume, fulfill, perform, and observe each and every condition, covenant, and obligation of Assignor under the Lease as of the Effective Date.
     D. The parties agree that this Assignment is intended to be an absolute and present assignment from Assignor to Assignee relating to the Lease as of the Effective Date. The assumption is intended to be an absolute and present assumption by Assignee from Assignor of the Lease as of the Effective Date.
AGREEMENT
1.	Assignment. Assignor hereby assigns and transfers to Assignee any and all right, title, interest and benefits in the Lease as of the Effective Date and Assignee accepts from Assignor such right, title and interest, subject to the terms and conditions set forth in this Assignment, in and to the Lease as of the Effective Date.

2.	Assumption. Assignee assumes and agrees to perform, observe, and fulfill, all the terms, covenants, conditions, and obligations required to be performed and fulfilled by Assignor under the Lease on or after the Effective Date.
3.	Warranties and Covenants.
a.	Warranties of Assignor.
i. Assignor hereby warrants and represents to Assignee that as of the Effective Date Assignor is the holder of all the rights, title and interest as Landlord under the Lease.
ii. Other than as required by the terms and conditions in the Lease, Assignor has neither made, nor permitted to be made, any Assignment other than this Assignment of any of its rights relating to the Lease to any other person or entity.
iii. No action has been brought or threatened which in any way would interfere with the right of Assignor to execute this Assignment and perform all of Assignor’s obligations contained herein.
iv. In the event of any claims against Assignee arising under the Lease from acts occurring prior to the Effective Date, Assignor agrees to indemnify, defend, and hold Assignee harmless against any such claims, liabilities, damages or losses to include payment of any reasonable attorneys’ fees and costs.
b.	Covenants of Assignee and Limitation on Assignee’s Liability. Assignee hereby covenants and agrees with Assignor as follows:
i. Assignee shall assume, fulfill, perform, and observe each and every material condition and obligation of Assignor contained in the Lease on or after the Effective Date.
ii. In the event of any claims against Assignor arising under the Lease from acts occurring after the Effective Date, Assignee agrees to indemnify, defend, and hold Assignor harmless against any such claims, liabilities, damages or losses to include payment of any reasonable attorneys’ fees and costs.
c.	Prorations Under the Lease. The parties agree that all items subject to proration in the Lease shall be prorated between Assignor and Assignee as of the Effective Date.
4.	General Provisions.
a.	Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon Assignor and Assignee and their respective heirs, executors, legal representatives, successors and assigns. Whenever a reference is made to

Assignor or Assignee, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of Assignor or Assignee.
b.	Notices. All notices, demands, requests, exercises, and other communications under this Lease by either party shall be in writing and:
i. sent by United States Certified Mail, return receipt requested, in which case notice shall be deemed delivered five (5) business days after deposit, postage prepaid in the United States mail, or
ii. sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with that courier, or
iii. sent by fax; in which case notice shall be deemed delivered on transmittal by fax or other similar means, provided that a transmission report is generated that reflects the accurate transmission of the notice, as follows:
ASSIGNOR:
Panattoni Properties DE, LLC
JP Portfolio, LLC
Carmel River, LLC
c/o Panattoni Development Company, LLC
10255 W. Higgins, Suite 110
Rosemont, Illinois 60018
Attn: Brian Quigley
Facsimile: (847) 294-9611
Telephone: (847) 294-5292
Panattoni Law Firm
8413 Jackson Road, Suite C
Sacramento, CA 95826
Attn: Joseph M. Bray
Facsimile: (916) 381-1109
Telephone: (916) 381-6171
ASSIGNEE:
HQ2 Properties, LLC
1530 Shields Drive
Waukegan, IL 60085
Attn: Rich Burger
Facsimile: (847) 689-9099
Telephone: (847) 672-2300

With a copy to:
Patzik, Frank & Samotny LTD.
150 South Wacker Drive, Suite 900
Chicago, IL 60606
Attn: Allan L. Yusim
Facsimile: (312) 551-1101
Telephone: (312) 551-8300
c.	Terminology in Capitalized Terms. All personal pronouns used in this Assignment, whether used in the masculine, feminine, or neutral gender, should include all other genders, and the singular shall include the plural, and vice versa. Titles of Sections are for convenience only and neither limit nor amplify the provisions of this Assignment.

d.	Severability. If any provision of this Assignment or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Assignment and the application of such provisions to other persons or circumstances shall not be affected and shall be enforced to the greatest extent by law.

e.	Applicable Law. This Assignment shall be interpreted, construed, and enforced according to the laws of the State of Illinois, exclusive of its laws regarding conflicts of law.

f.	No Oral Modifications. Neither this Assignment nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

g.	Counterparts. This Assignment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
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[Signatures begin on next page]

SIGNATURE PAGE
     IN WITNESS WHEREOF, this Assignment has been executed as of the day and year first above written to be effective as of the Effective Date.

ASSIGNOR:

PANATTONI PROPERTIES, DE, LLC,
a Delaware limited liability company

By:	/s/ John Pagliari as Authorized Representative For
Carl. D. Panattoni, Sole Member

JP PORTFOLIO, LLC
an Illinois limited liability company

By:	/s/ John Pagliari
John Pagliari, Sole Member

CARMEL RIVER, LLC,
a Delaware limited liability company

By:	/s/ John Pagliari as Authorized Representative For
Carl D. Panattonii, Trustee of the
Panattoni Living Trust, Dated April 8, 1998,
Sole Member

ASSIGNEE:

HQ2 PROPERTIES, LLC,
a Delaware limited liability company

By:	/s/ Richard N. Burger
Name:	Richard N. Burger
Its:	Executive Vice President/CFO

EXHIBIT “A”
Copy of Lease